Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SCIELE PHARMA, INC.,

SP ACQUISITION CORP.,

ALLIANT PHARMACEUTICALS, INC.,

THE SHAREHOLDERS OF ALLIANT PHARMACEUTICALS, INC.,

and

JOHN N. KAPOOR, as the Shareholder Representative

i

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 24, 2007, is made and entered into by and among SCIELE PHARMA, INC., a Delaware corporation (the “Parent”), SP ACQUISITION CORP., a Georgia corporation (the “Merger Sub”), ALLIANT PHARMACEUTICALS, INC., a Georgia corporation (the “Company”), the shareholders of the Company set forth on the signature pages hereto (collectively the “Shareholders” and individually, a “Shareholder”),  and John N. Kapoor, Ph.D., as representative of the Company and the Shareholders (the “Shareholder Representative”).

RECITALS

WHEREAS, the Company is engaged in the business of marketing, selling and developing pharmaceutical products (the “Business”);

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective corporations and their shareholders that Merger Sub be merged with and into the Company in accordance with the Georgia Business Corporation Code (the “GBCC”), and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will remain a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, prior to or concurrently with the execution hereof, pursuant to the written consent of the Shareholders made in accordance with Section 14-2-1103 of the GBCC, the requisite holders of the Company’s issued and outstanding shares of voting and nonvoting common stock (the “Company Common Stock”) have approved the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Definitions.  The following terms, as used herein, have the  meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Alternative Arrangements” means, with respect to any Losses, (i) any proceeds received or receivable from insurance policies covering the damage, loss, liability or expense that is the subject of the claim for indemnity, less any increase in premiums resulting from any such insurance claim or (ii) any proceeds actually received from third parties, through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such indemnitee.

“Applicable Benefit Laws” means all Laws applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act.

“Closing Date Indebtedness” means any indebtedness of the Company with respect to borrowed money or other long term indebtedness, including any interest accrued thereon and prepayment, change of control or similar penalties and expenses, as of the Closing Date.

“Code” means the United States Internal Revenue Code of 1986.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company has any material liability or material obligation.

“Company Common Stock” means the shares of common stock of the Company, no par value per share.

“Company Contracts” means those Contracts to which the Company is a party.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company.

“Company Licensed Software” means all Software licensed to the Company, other than off the shelf software.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Company.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Company Stock Option” means any option to acquire capital stock of the Company, including any such option granted under any Company Benefit Plan.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws in the United States or elsewhere.  Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known through means that do not involve a breach by any Party of any covenant or obligation set forth in this Agreement.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or binding commitment or instrument, whether oral or written, to which the Company is a party.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Customer” means a customer of the Company that paid the Company more than $50,000 in the aggregate during the 24-month period ended December 31, 2006, or a customer that is expected to pay the Company more than $50,000 in the aggregate during the twelve (12)-month period ended December 31, 2007.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits and (d) each other employee benefit plan, fund, program, agreement or arrangement, but excluding any plan (y) the terms of which are contained primarily in statutes, regulations or rulings of a Governmental Entity, or (z) the funding of which is effected primarily through a trust or other funding vehicle (including a book reserve account), maintained directly or indirectly by a Governmental Entity.

“Employees” means all individuals employed by the Company as of the date hereof.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement or any other Contract, including offers for any of the above, respecting the terms and conditions of employment or payment of compensation in respect to any current or former officer or employee.

“Environmental Laws” means all Laws and common law relating to pollution or protection of health, safety or the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar federal, state and local environmental statutes.

“Equity Plan” means the Alliant Pharmaceuticals 2006 Equity Incentive Plan, dated July 1, 2006, as amended.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

“ERISA Affiliate” means any Person that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“FDA” means the United States Food & Drug Administration.

“Financial Statements” means (a) the audited balance sheet of the Company as of December 31, 2005, and the audited statements of income and cash flows of the Company for the year then ended, (b) the unaudited balance sheet of the Company as of December 31, 2006, and the unaudited statements of income and cash flow of the Company for the year then ended, and (c) the unaudited balance sheet of the Company as of March 31, 2007, and the unaudited statements of income and cash flow of the Company for the quarter then ended.

“FLSA” means the United States Fair Labor Standards Act.

“FMLA” means the United States Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles.

“GMPs” shall mean Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices as defined in Parts 11, 50, 54, 56, 210, 211, 312, 314, and 601 and of Title 21 of the Code of Federal Regulations, as amended from time to time, or any successor thereto.

“Governmental Entity” means any (i) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal, e.g. the FDA and Office of Medical Policy, Division of Drug Marketing, Advertising, and Communications), (iv) multi-national or supra-national organization or body with jurisdiction over the Parties, (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, (vi) self-regulatory organization to which a Party has submitted or (vii) official of any of the foregoing.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” means a Parent Indemnified Party or a Shareholder Indemnified Party.

“Initial Working Capital Adjustment” means the variance in the calculation of Net Working Capital between the Target Working Capital and the Net Working Capital on the Initial Working Capital Schedule.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) NDAs, (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (f) all databases and data collections and all rights therein throughout the world.

“Key Shareholders” means Mark Pugh, Michael Stresser, Arthur Deas, John N. Kapoor Trust dated 9/20/89, and Kapoor Children’s 1992 Trust.

“Knowledge” means, with respect to the Company, (i) all facts known by Mark Pugh, Michael Stresser, William Bucher, and Arthur Deas, following reasonable inquiry and diligence with respect to the matters at hand, and (ii) the actual and specific knowledge of John N. Kapoor.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including (as amended and as in effect from time to time) ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, United States Age Discrimination in Employment Act, United States Americans with Disabilities Act, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973.

“Laws” means all laws, statutes, common law, rules, codes, regulations (including, without limitation, GMPs), restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued or entered by, all Governmental Entities.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Loss” or “Losses” shall mean any and all claims, obligations, losses, liabilities,  fines, costs, damages, penalties and expenses (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses), but not including speculative, punitive, indirect, incidental, or consequential damages or damages relating to business interruption or lost profits (even if advised of the possibility thereof) (collectively, “Extraordinary Damages”) except to the extent such Extraordinary  Damages are paid or payable to third parties.  All Losses shall be net of any other recoveries realized by an indemnitee and its Affiliates pursuant to Alternative Arrangements.

“Material Adverse Effect” means any change, event, effect or occurrence after the date hereof (when taken together with all other changes, events, effects or occurrences after the date hereof) that has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, assets or liabilities (including contingent liabilities) of the Company.  A Material Adverse Effect shall also include any change, event or occurrence that shall have occurred that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred) has prevented the performance by the Company or the Shareholders of their obligations hereunder or the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, in determining whether there has been a Material Adverse Effect, any adverse change, event, effect or occurrence principally attributable to any of the following shall be disregarded:  (i) general economic, business, industry or financial market conditions (whether in the United States or internationally); (ii) the taking of any action required or permitted by this Agreement or the Seller Ancillary Documents; (iii) the announcement or pendency of the transactions contemplated hereby, (iv) the breach of this Agreement or any Parent Ancillary Documents by Parent, (v) any changes in accounting rules, including GAAP; or (vi) any adverse change in or effect on the business of the Company that is cured by or on behalf of the Company before the earlier of the Closing Date and termination of this Agreement as set forth in Article IX.

“NDAs” means all new drug applications, abbreviated new drug applications and other registrations and approvals of any Governmental Entity associated with the sale of pharmaceutical products.

“Net Working Capital” means the current assets of the Company less the current liabilities of the Company, as reflected on the Working Capital Schedule prepared in accordance with GAAP, and to the extent consistent therewith, on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles of the Company, provided, however, that “current liabilities” shall exclude (A) all amounts, fees and expenses payable in accordance with Section 3.2(a) and including any related accruals or reserves therefor, and (B) all income Tax obligations and liabilities, including deferred income Tax items, and (C) Closing Date Indebtedness.  An example of the Net Working Capital calculated from the Company’s December 31, 2006 balance sheet is attached hereto as Schedule 1.1.

“Noncompete Business” means pharmaceutical products for the following therapeutic classes and/or treatment indications, as applicable: reduction of inflammation treated by prednisolone-based products; short-acting treatment of attention deficit/hyperactivity disorder (ADHD); pediculosis; and congestion and cough resulting from allergy and the common cold.

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of three (3) years from the Closing Date.

“Option Releases” has the meaning set forth in Section 7.8(a).

“OSHA” means the United States Occupational Safety and Health Administration.

“Party” or “Parties” means, individually, the Parent, the Company, each Shareholder and the Shareholder Representative and, collectively, the Parent, the Company, the Shareholders and the Shareholder Representative.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) Liens on assets which are leased and Intellectual Property which is licensed.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Product” means the Company’s proprietary pharmaceutical product Rondec-DM.

“Parent Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Parent in connection with the transactions contemplated hereby, including, without limitation, the Escrow Agreement.

“Parent Indemnified Parties” means the Parent and its Affiliates (including, after the Closing, the Company), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Pro Rata Share” means the percentage of Company Common Stock held by a Shareholder in the Company as of the Closing Date.

“Receivables” means the Company’s accounts receivable, notes receivable and other receivables as of the close of business on the Closing Date.

“Reference Balance Sheet” means the audited balance sheet of the Company at December 31, 2006.

“Registered Intellectual Property” means all United States and international: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) NDAs, and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded with any Governmental Entity.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company, the Shareholders or any Affiliate of the Shareholders in connection with the transactions contemplated hereby, including, without limitation the Escrow Agreement.

“Shareholder Indemnified Parties” means the Shareholders and their respective heirs, executors, successors and assigns.

“Software” means any computer software program, together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Supplier” means any supplier of goods or services to which the Company paid more than $50,000 in the aggregate during the 24-month period ended December 31, 2006, or expects to pay more than $50,000 in the aggregate during the twelve (12)-month period ended December 31, 2007.

“Target Working Capital” means an amount equal to negative $6,500,000.

“Tax” or “Taxes” means all taxes, assessments, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company or the Parent may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information statement relating to Taxes required to be supplied to a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the date prior to the Closing when this Agreement is terminated in accordance with Article X.

“Territory” means the United States.

“Treasury Regulations” means the temporary and final income tax regulations, promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended and as in effect from time to time.

“Working Capital Schedule” means a statement of the current assets of the Company and the current liabilities of the Company as of the close of business on the Closing Date.

Section 1.2             Other Definitions.  Terms not defined in Section 1.1 shall have the meaning ascribed in the body of this Agreement.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
THE MERGER

Section 2.1             The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the GBCC, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger under the laws of the State of Georgia.

Section 2.2             Time and Place of Closing.  Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time on (a) the third business day following the date on which all of the conditions to the obligations of the parties set forth in Article VIII have been satisfied or waived as provided therein, or (b) at such other time, date or place as the Company and Parent may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.3             Effective Time.  Simultaneously with the Closing, the parties hereto shall file a certificate of merger (or other appropriate documentation) with the Georgia Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the GBCC and acceptable to the parties hereto (the “Certificate of Merger”).  The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section 2.4             Effects of Merger.  The Merger shall, from and after the Effective Time, have the effects set forth in the GBCC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers, immunities and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.  If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.

Section 2.5             Articles of Incorporation and Bylaws.  At the Effective Time, the Articles of Incorporation and the Bylaws of the Company shall become the Articles of Incorporation and the Bylaws of the Surviving Corporation.

Section 2.6             Directors.  The directors of Merger Sub shall be the directors of the Surviving Corporation until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 2.7             Officers.  The officers of Merger Sub shall be the officers of the Surviving Corporation until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 2.8             Name.  The name of the Surviving Corporation shall be Alliant Pharmaceuticals, Inc.

ARTICLE III
MERGER CONSIDERATION; ADJUSTMENTS

Section 3.1             Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Parent, Merger Sub, the Company or the Shareholders, all issued and outstanding shares of the Company Common Stock and any other equity security of the Company (including preferred stock, options, warrants or debt convertible into stock, options or warrants) shall be cancelled and retired and shall cease to exist, and shall be converted into the right to receive, cash in an amount equal to $122,250,000 (the “Merger Payment”), subject to adjustment as provided in Section 3.2 hereof (as so adjusted, the “Adjusted Merger Payment”).

Section 3.2             Adjusted Merger Payment.  At the Effective Time, the Parent shall pay or cause to be paid to the Shareholder Representative the Merger Payment (for distribution to each Shareholder based on such Shareholder’s Pro Rata Share):

(a)           minus the amount, if any, of the Closing Date Indebtedness, as set forth in the Closing Date Indebtedness Statement;

(b)           minus an amount equal to $12,500,000 (the “Escrow Amount”) deposited with LaSalle Bank (the “Escrow Agent”), to be held in escrow as further provided in Section 3.6 below;

(c)           minus the amounts payable to the holders of Company Stock Options in accordance with the provisions of Section 3.5 below; and

(d)           plus or minus any Initial Working Capital Adjustment in accordance with the provisions of Section 3.7 below; provided, however, that any positive Working Capital Adjustment hereunder shall be capped at an amount equal to $1,000,000.

Section 3.3             Distribution of Adjusted Merger Payment.  At the Closing, the Shareholders shall receive the Adjusted Merger Payment for the Company Common Stock promptly upon surrender to Parent by the Shareholder Representative of the certificate or certificates evidencing such outstanding Company Common Stock, duly endorsed in blank or accompanied by duly executed stock transfer powers.  In any event, notwithstanding whether such certificates representing all of the Company Common Stock have been so surrendered, (i)

no dividend payable to holders of record of stock of the Surviving Corporation shall be paid to the holder of such outstanding certificate of Company Common Stock and (ii) the holder of such outstanding certificate of Company Common Stock shall not have any voting or other rights in the Surviving Corporation.

Section 3.4             Statement of Closing Date Indebtedness.  Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Parent a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Financial Officer of the Company, which sets forth, by creditor, the aggregate amount of the Closing Date Indebtedness.  Copies of the Payoff Letters, delivered in accordance with Section 8.2(f) hereof, shall be attached to the Closing Date Indebtedness Statement.

Section 3.5             Treatment of Company Stock Options.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of the Parent, Merger Sub, the Company or the Shareholders, each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, in exchange for a cash payment by the Company payable on such date of an amount equal to (i) the excess, if any, of (A) $6.50 per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised.

(b)           All amounts payable pursuant to this Section 3.5 shall be subject to any required withholding of Taxes and shall be paid without interest.  The Company shall use its commercially reasonable efforts to obtain all consents of the holders of the Company Stock Options as shall be necessary to effectuate the foregoing.

(c)           The Company’s board of directors shall, prior to the Effective Time, adopt such resolutions or take such other actions as are required so that the Equity Plan shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or the Parent.

(d)           The Parties acknowledge that it shall be a condition precedent to delivery of the cash payment contemplated by subsection (a) above to any holder of Company Stock Options, that such holder shall have delivered an Option Release, and Parent shall be entitled to withhold payment to any such Company Stock Option holder until such Option Release has been given.

Section 3.6             Escrow Amount.  The Escrow Amount shall be deposited with the Escrow Agent into an interest-bearing escrow account.  The Escrow Agent shall hold the aggregate

Escrow Amount in accordance with the terms and conditions of an escrow agreement, by and among the Parent, the Shareholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit 3.6 (the “Escrow Agreement”).  The Escrow Amount shall remain in escrow following the Closing for disbursement in accordance with the working capital adjustment set forth below and to cover any indemnification claims of Parent, in each case in accordance with the terms of the Escrow Agreement, until: (i) twelve (12) months from the Closing Date, at which time 50% of the remaining and undisputed balance of the Escrow Amount (inclusive of any investment earnings thereon) shall be released to the Shareholder Representative, and (ii) the remaining and undisputed balance of the Escrow Amount (inclusive of any investment earnings thereon) shall be released to the Shareholder Representative on the date which is eighteen (18) months from the date of Closing (the “Escrow Termination Date”).

Section 3.7             Initial Working Capital Adjustment.  At least four (4) Business Days prior to the Closing Date, the Company shall deliver to the Parent a certificate, executed by the Company, setting forth a good faith calculation of its estimate of Net Working Capital (the “Initial Working Capital Schedule”) and a determination of the Adjusted Merger Payment, which shall be calculated in accordance with Section 3.2.  The Parent shall have the right to review and comment upon such Initial Working Capital Schedule, and the Company shall provide Parent and its representatives reasonable access to all books, records, and employees of the Company for purposes consistent therewith.

Section 3.8             Payment.  All payments required under this Article III or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Parent or the Shareholder Representative, as applicable.

Section 3.9             Post-Closing Working Capital Adjustment.

(a)           Within ninety (90) days following the Closing Date, the Parent shall prepare and deliver to the Shareholder Representative a schedule (the “Parent Working Capital Schedule”) setting forth its good faith calculation of the Net Working Capital.  The Parent Working Capital Schedule shall be prepared in accordance with GAAP and the calculation of the Initial Working Capital Schedule.

(b)           The Shareholder Representative shall have thirty (30) days following receipt of the Parent Working Capital Schedule delivered pursuant to Section 3.9(a) during which to notify the Parent of any dispute of any item contained therein (the “Objection Notice”), which notice shall set forth in reasonable detail the basis for such dispute.  The Parent and the Shareholder Representative shall cooperate in good faith to resolve any such dispute as promptly as practicable, and upon such resolution, the Working Capital Schedule shall be prepared in accordance with the agreement of the Parent and the Shareholder Representative.  In the event the Shareholder Representative does not notify the Parent of any such dispute within such thirty (30)-day period or notifies the Parent within such period that it does not dispute any item contained therein, the Parent Working Capital Schedule delivered pursuant to Section 3.9(a) and the

Parent’s calculation of the Working Capital Schedule, shall be final and binding upon the Parties.

(c)           In the event the Parent and the Shareholder Representative are unable to resolve any dispute regarding the Parent Working Capital Schedule delivered pursuant to Section 3.9(a) within thirty (30) days following the Parent’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by BDO Seidman, LLP, a nationally recognized accounting firm (the “Accounting Referee”).  Within fifteen (15) Business Days of the selection of the Accounting Referee, both the Shareholder Representative and Parent shall submit a calculation of Net Working Capital and any supporting documentation to the Accounting Referee.  Within twenty (20) Business Days of the timely receipt of the later of such submissions, the Accounting Referee shall choose the one of the two submissions that most accurately reflects what the actual Working Capital Schedule should be and that submission shall establish the adjustment to the Merger Payment.  If only one of the parties makes a timely submission, then that submission shall establish the adjustment to the Merger Payment.  The Accounting Referee’s determination of the Working Capital Schedule (the “Final Working Capital Schedule”) shall be final and binding on the Parties.  To the extent any facts and circumstances that constitute a breach of any representation or warranty contained in Article IV or V also constitute an adjustment that is reflected in the Final Working Capital Schedule, the Parent shall not be entitled to an additional remedy under Article XI to the extent of the adjustment in the Final Working Capital Schedule. The fees, costs and expenses of the Accounting Referee shall be shared equally by (A) the Shareholder Representative (on behalf of the Shareholders) on the one hand and (B) the Parent on the other hand, which such amount in the case of (A) shall be paid out of the Escrow Amount at the direction of the Shareholder Representative.

(d)           If the Net Working Capital as finally determined in the Final Working Capital Schedule pursuant to Section 3.9(c) is greater than that reflected in the Initial Working Capital Schedule, then Parent shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to the Shareholder Representative such excess; provided, however, that the total positive adjustment pursuant to this subsection (d) and the Initial Working Capital Schedule delivered pursuant to Section 3.7 shall not exceed $1,000,000 in the aggregate.  If the Net Working Capital as finally determined in the Final Working Capital Schedule pursuant to Section 3.9(c) above is less than the amount shown in the Initial Working Capital Schedule, then the Shareholder Representative shall promptly (but in any event within five (5) Business Days of the final determination thereof) cause to be paid to the Parent from the Escrow Amount an amount equal to such shortfall in accordance with Section 3.8.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

Except as set forth on the Disclosure Schedules, the Company represents and warrants to the Parent and Merger Sub that, as of the date hereof:

Section 4.1             Organization.

(a)           The Company is a corporation duly formed and validly existing under the Laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.  Schedule 4.1(a) contains a true, correct and complete list of the jurisdictions in which the Company is qualified or registered and in good standing to do business as a foreign corporation.  The Company has heretofore made available to the Parent true, correct and complete copies of its articles of incorporation and bylaws as currently in effect and its corporate record books with respect to actions taken by its shareholders and board of directors

(b)           The Company does not own, directly or indirectly, any capital stock or other equity, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other Person.

(c)           The authorized capital stock of the Company consists of 40,000,000 shares of common stock, no par value per share, of which: (i) 30,000,000 shares are voting common stock, 15,172,452 of which are issued and outstanding, and (ii) 10,000,000 shares are nonvoting common stock, 15,500 shares of which are issued and outstanding.  Schedule 4.1(c) accurately and completely sets forth a list of the number and class of shares of capital stock of the Company held by each of the Shareholders, who collectively own all of the issued and outstanding shares of capital stock of the Company.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  Each Shareholder has full and exclusive power, right and authority to vote all of the shares of capital stock owned by it, and no Shareholder is bound by any agreement affecting or relating to its right to transfer or vote such shares.  Except as set forth on Schedule 4.1(c), there are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring the Company to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock.  There are no outstanding Contracts of the Company or any Shareholder or any other Person to purchase, redeem, or otherwise acquire any of the shares of capital stock of the Company or securities or obligations of any kind convertible into any shares of capital stock of the Company.  There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company.

(d)           Except for the Business, the Company is not engaged in any other business or commercial activity.

Section 4.2             Authorization.  The Company has full corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Ancillary Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein (including, without limitation, the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement has been, and the Seller Ancillary Documents shall be as of the Closing Date, duly executed and delivered by the Company and do or shall, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

Section 4.3             Absence of Restrictions and Conflicts.  The execution, delivery and performance by the Company of this Agreement and the Seller Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the articles of incorporation or bylaws of the Company, (b) except as indicated on Schedule 4.3, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Company is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Company is a party or by which the Company or any of its properties are bound, (d) contravene or conflict with any Law or arbitration award applicable to the Company, or the Business, or (e) result in the creation or imposition of any Lien on any property or asset of the Company.

Section 4.4             Required Consents.  Schedule 4.4 sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any Law, License or Contract to which the Company is or any of the Shareholders are a party that is necessary with respect to the execution, delivery and performance of this Agreement or the Seller Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Contract.  Except as may be required by the HSR Act or as set forth on Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or any of the Shareholders in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents.

Section 4.5             Real Property.

(a)           The Company does not own any real property.

(b)           Schedule 4.5(b) lists any Leased Real Property.  Except as set forth on Schedule 4.5(b) the leases with respect to the Leased Real Property are in full force and effect and, subject to application of any bankruptcy or creditor’s rights laws, are valid, binding and enforceable against the parties thereto in accordance with their respective terms. Copies of the leases with respect thereto have been provided to Parent.

(c)           Except for the Permitted Liens, no Leased Real Property is subject to any Liens arranged by or resulting from the action or inaction of the Company, in favor of any Person.

(d)           Except as set forth on Schedule 4.5(d), the improvements and fixtures on the Leased Real Property are in good operating condition for the purposes for which they are presently being used and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are reasonably adequate and suitable for the purposes for which they are presently being used.  There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against any of the Leased Real Property or any improvement thereon.  The Leased Real Property constitutes all of the real property utilized by the Company.

Section 4.6             Personal Property.  All equipment and other items of tangible personal property and assets of the Company (a) are free of defects and in good operating condition for the purposes for which they are presently being used and in a state of reasonable maintenance and repair, ordinary wear and tear excepted and (b) were acquired and are usable in the regular and ordinary course of business.  Except for laptop computers provided to employees, inventory, and as set forth on Schedule 4.5(d), all tangible personal property and assets of the Company (whether owned, leased or licensed) are located at the Leased Real Property.  No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Business, except for the leased equipment, property or assets listed on Schedule 4.6(1) and such equipment, property or assets which is licensed.  Schedule 4.6(2) sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company having a book value of more than $15,000.

Section 4.7             Title to Assets.

(a)           Except as set forth on Schedule 4.7(a), there are no assets, properties or rights (whether real, personal or mixed and whether tangible or intangible), that are owned by the Company that are not related to or used in the Business.

(b)           Except as set forth on Schedule 4.7(b), the Company has good title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, its properties and assets, free and clear of all Liens except Permitted Liens.

Section 4.8             Inventory.  The Company’s inventory consists of finished goods and work-in-process manufactured, packaged and stored in compliance with all applicable Laws (including any applicable NDA and requirements of any Governmental Entity associated with product dating), and is valued on the books and records of the Company at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with past practice.  The quantity of inventory held by the Company, in the aggregate, is adequate to meet the presently outstanding order fulfillment obligations of Company for a period of not less than four months nor more than six months following the Closing.  The Company does not have more than six weeks worth of inventory in stock at the wholesaler level (i.e. “in the trade”).  No previously sold inventory is subject to returns in excess of those historically experienced by the Company.  A true and accurate schedule of inventory, together with expiration dates for each of the inventory lots included therein, will be attached hereto as Schedule 4.8 at the Closing.

Section 4.9             Financial Statements.  Schedule 4.9 contains the Financial Statements.  The Financial Statements are in conformity with GAAP and have been prepared from, and are in accordance with, the books and records of the Company, which books and records have been maintained on a basis consistent with the past practice of the Company.  Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Company as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects, the results of operations and cash flows, as the case may be, of the Company for the periods set forth therein; provided, however, that any Financial Statements that are not as of and for a year ended December 31 are subject to normal year-end adjustments and lack footnotes and other presentation items.  Since December 31, 2006, there has been no material change in any accounting policy, practice or procedure of the Company.  The Company maintains accurate books and records reflecting its assets, liabilities, revenues and expenses.

Section 4.10           No Undisclosed Liabilities.  There are no liabilities of the Company of the nature required to be reflected as a liability on a balance sheet prepared in accordance with GAAP or in the footnotes thereto, except for:

(a)           liabilities and obligations fully reflected or reserved against in the Reference Balance Sheet; and

(b)           liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the Reference Balance Sheet.

Section 4.11           Absence of Certain Changes.  Except to the extent arising out of or relating to the transactions contemplated by this Agreement or as set forth on Schedule 4.11, since the date of the Reference Balance Sheet, there has not been (a) any Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets with a value in excess of $15,000 not covered by insurance, (c) any sale, transfer or disposition of any properties or assets, other than sales of inventory in the ordinary course of business, consistent with past practice, or (d) any action taken of the type described in Section 7.1, that, had such action occurred following the date hereof without the Parent’s prior approval, would be in violation of such Section 7.1.

Section 4.12           Legal Proceedings.  Except as set forth on Schedule 4.12, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Entity.  No suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Entity (including any of those set forth on

Schedule 4.12), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.  Except as set forth on Schedule 4.12, the Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel

Section 4.13           Compliance with Law.  Except as set forth on Schedule 4.13, the Company is (and has been at all times during the past five (5) years) in compliance with all applicable Laws (including applicable Laws relating to zoning and the safety and health of employees, but excluding applicable Environmental Laws, as to which the Company’s sole representations and warranties are set forth in Section 4.20, and Laws relating to Taxes, Company Benefit Plans and employment matters, as to which Seller’s sole representations and warranties are set forth in Section 4.15, Section 4.17 and Section 4.18, respectively).  Except as set forth on Schedule 4.13, the Company (a) has not been charged with, and the Company has not received any written notice that it is under investigation with respect to, and, to the Knowledge of the Company, is not otherwise now under investigation with respect to, a violation of any applicable Law, (b) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity and (c) has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof. The Company has provided to Parent complete and accurate copies of all material written communications to or from any Governmental Entity and associated with the Company’s products, including, without limitation, any written communication to or from the FDA or the Office of Medical Policy, Division of Drug Marketing, Advertising, and Communications.  The Company has not made any material false statements on, or omissions from, the applications, approvals, reports and other submissions to any Governmental Entity.  The Company has not received any communication, written or oral, from any Governmental Entity indicating that any of its products are misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder, or any other similar Law.  Except as set forth on Schedule 4.13, no products of the Company have been recalled, suspended or discontinued as a result of any action by any Governmental Entity, or to the Knowledge of the Company, any licensee, distributor or marketer of such products.  The Company is not in receipt of notice of, and is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to its products or to the facilities in which such products are manufactured, collected or handled.  Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335(a) or any similar Law, or (ii) exclusion under 42 U.S.C. Section 1320(a)(7) or any similar Law.

Section 4.14           Contracts.  Each correspondingly lettered section of Schedule 4.14 sets forth a true, correct and complete list of the following Contracts currently in force, or under which the Company has continuing liabilities and/or obligations, related to the Business (other than the Company Benefit Plans set forth on Schedule 4.17 and the insurance policies on Schedule 4.19) (collectively, the “Material Contracts”):

(a)           bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible);

(b)           Contracts of an amount in excess of $25,000 that were not entered into in the ordinary course of business, consistent with past practice;

(c)           leases relating to the Leased Real Property, leases of any personal property and all other Contracts involving any properties or assets (whether real, personal or mixed, tangible or intangible), involving an annual commitment or payment of or performance having a value of more than $25,000 by the Company;

(d)           Contracts that (i) limit or restrict the Company or any officers, directors, employees, shareholders or other equity holders, agents or representatives of the Company (in their capacity as such) from engaging in any business or other activity in any jurisdiction, (ii) create or purport to create any exclusive or preferential relationship or arrangement, (iii) otherwise restrict or limit the Company’s ability to operate or expand the Business, or (iv) impose, or purport to impose, any obligations or restrictions on Affiliates of the Company with respect to the Shares;

(e)           Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000;

(f)            Contracts that provide for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby, including accelerated vesting or other similar rights;

(g)           Contracts granting any Person a Lien on all or any part of any properties or assets of the Company;

(h)           Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(i)            Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(j)            Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days or less notice;

(k)           Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(l)            Contracts (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end user Licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company;

(m)          Contracts providing for the indemnification or holding harmless by the Company of any officer, director, employee or other Person;

(n)           Joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of the Company or requiring payments or other distributions based on such profits, revenues or cash flows;

(o)           Contracts with Customers or Suppliers;

(p)           Outstanding powers of attorney empowering any Person to act on behalf of the Company;

(q)           Contracts with any Governmental Entity;

(r)            Employment Agreements;

(s)           Contracts with any independent contractor or consultant which involve annual payment in excess of $25,000; and

(t)            Contracts (other than those described in subsections (a) through (s) of this Section 4.14) to which the Company is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from the Company of more than $25,000 individually or (ii) that are material to the Company, individually or in the aggregate.

True, correct and complete copies of all Material Contracts have been provided to the Parent.  The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles and, to the Knowledge of the Company, each other party thereto.  There is no existing default or breach of the Company under any Material Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of the Company, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Material Contract.  There is no term, obligation, understanding or agreement that would modify any term of a Material Contract or any right or obligation of a party thereunder which is not reflected on the face of such Material Contract.  The Company is not participating in any discussions or negotiations regarding modification of or amendment to any Material Contract in a manner that would be adverse to the Company, or entry in any new Material Contract.

Section 4.15           Tax Returns; Taxes.  Except as set forth on Schedule 4.15:

(a)           All Tax Returns due to have been filed by the Company through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects.

(b)           All Taxes for which the Company has liability through the date hereof (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company.

(c)           There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company.

(d)           All Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Company have been paid in full, accrued on the books of the Company or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(e)           No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened.

(f)            No written claim has ever been made against the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction.

(g)           The Company has withheld and paid all Taxes required to have been paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or other third party.

(h)           There are no outstanding waivers or agreements between any Governmental Entity and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other Tax related matter pending between the Company and any Governmental Entity.

(i)            Other than Permitted Liens, there are no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any such Lien that is pending or, to the Knowledge of the Company, threatened.

(j)            The Company is not a party to or bound by any Tax allocation or sharing agreement.

(k)           The Company has not been a member of an “affiliated group” of corporations (within the meaning of Code Section 1504 of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(l)            The Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

(m)          None of the Tax Returns described in Subsection (a) of this Section 4.15 contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign Tax law) and the Treasury Regulations issued thereunder.

(n)           The Company has not made any payments, is not obligated to make any payments, and is not a party to any contract, plan or arrangement that obligates it to make any payments of (1) any amounts that will be “excess parachute payments” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), (2) any amount that would trigger any excise tax under Section 4999 of the Code, and (3) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law);

(o)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)           There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under Sections 382, 383, 384 or 1502 of the Code and Treasury Regulations promulgated thereunder.

(q)           The Company is currently, and has been since January 1, 2004 a valid “S corporation” within the meaning of Section 1361(a) of the Code (and will be up to the Closing Date), and no Governmental Entity has challenged, or is challenging, the S election of the Company.

(r)            The Company is, and has at all times been, in compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(s)           The Company has not at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity.

(t)            The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(u)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

Section 4.16           Officers, Employees and Independent Contractors.  Schedule 4.16 contains a true, correct and complete list of (a) all of the officers of the Company, specifying their position, annual rate of compensation, date of hire, work location, and length of service, (b) all of the employees (whether full-time, part-time or otherwise) of the Company as of the date hereof, specifying their position, annual salary and other compensation, hourly wages, date of hire, work location, and length of service, and (c) all of the independent contractors used by the Company within the one-year period preceding the Closing Date whose fees from the Company during that period exceeded $25,000, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor for the prior 12 months, work location and address.  All Persons classified by the Company as independent contractors have been properly classified in accordance with all applicable Laws and no such Person is eligible to participate in any Company Benefit Plan or would be eligible to participate if the Company’s classification of such Person as an independent contractor is subsequently determined to be incorrect.  Neither the Company nor the Shareholders have received a claim from any Governmental Entity to the effect that the Company has improperly classified any Person as an independent contractor, nor to the Knowledge of the Company has any such claim been threatened.  Neither the Company nor the Shareholders have made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise.  The Company has heretofore delivered to the Parent true, correct and complete copies of each employee handbook applicable to employees of the Company.

Section 4.17           Company Benefit Plans.

(a)           Schedule 4.17(a) contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan.  Any special tax status or tax benefits for plan participants enjoyed or offered by a Company Benefit Plan or ERISA Affiliate Plan is noted on such schedule.

(b)           With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Schedule 4.17(a), the Company has heretofore delivered to the Parent true,

correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any summary plan descriptions, summaries of material modifications or prospectuses reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the Internal Revenue Service with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests for the most recent three (3) full plan years, the three most recent annual reports (Form 5500) and any related financial statements filed with the Internal Revenue Service (“IRS”) and the three most recent actuarial reports or valuations (if applicable).

(c)           The Company’s records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service, in all respects material to the Company Benefits Plans.

(d)           With respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Company or the Parent to any material liability; and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Company or the Parent to any liability.  The Company has not been assessed any excise taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Benefit Plan that is expected to subject the Company or the Parent to any such taxes.  The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code.  No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or within the last five years was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor has the Company or any of its ERISA Affiliates within the last five years sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan of the type described in this sentence.

(e)           Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with all Applicable Benefit Laws.  The Company has performed and complied in all respects with all of its obligations under or with respect to the Company Benefit Plans.  The Company has not incurred, and no fact exists that reasonably could be expected to result in, any liability to the Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice).

There are no current or, to the Knowledge of the Company, threatened Liens on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(f)            No fact or circumstance exists that could reasonably be expected to cause a Company Benefit Plan or ERISA Affiliate Plan that is intended to be tax-exempt to lose its tax-exempt status.  Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the Internal Revenue Service will issue a favorable determination letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination letter that could reasonably be expected to cause a Company Benefit Plan or ERISA Affiliate Plan to lose its qualified status.

(g)           There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that has not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan or ERISA Affiliate Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered. All benefit claims have been paid in accordance with Applicable Benefit Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h)           All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Financial Statements.  Adequate reserves will be reflected on the Final Working Capital Schedule for any vacation, sick pay, and other paid time off (i) accrued but unearned or (ii) earned but unused, in each case as of the Closing Date by the Company’s employees.

(i)            With respect to each Company Benefit  Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the Financial Statements.  Except as set forth on Schedule 4.17(i), no Company Benefit Plan provides or has ever provided benefits, including death, medical or health benefits (whether or not insured), after an employee’s termination of employment, and the Company has no liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) death benefits or retirement benefits under any employee pension benefit plan, (C) deferred compensation benefits, reflected as liabilities on the Financial Statements, or (D) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary).

(j)            The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in:  (i) any payment of, or increase in, remuneration or benefits, to any employee, officer, director or consultant of the Company; or (ii) any cancellation of indebtedness owed to the Company by any employee, officer, director or consultant of the Company; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any employee, officer, director or consultant of the Company; or (iv) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)           The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws.  Each Company Benefit Plan may be amended or terminated in accordance with its terms without liability to the Company or the Parent other than for benefits accrued up to the later of the effective date or adoption date of such amendment or termination.

(l)            Schedule 4.17(l) identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (and the regulations thereunder) and associated Treasury Department guidance, including IRS Notice 2005-1 (each a “NQDC Plan”).  With respect to each NQDC Plan, it either (A) has been operated in good-faith compliance with Code Section 409A since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.

Section 4.18           Labor Relations.

(a)           No employee of the Company, since becoming an employee of the Company, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the United States National Labor Relations Board) or certified or voluntarily recognized by any other Governmental Entity.  The Company is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group.  No representation election petition or application for certification has been filed by employees of the Company or is pending with the United States National Labor Relations Board or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company has occurred, is in progress or, to the Knowledge of the Company, is threatened.

(b)           The Company is not and has not been engaged in any unfair labor practice and the Company is not aware of any pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind.  No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement has been filed or is pending or, to the Knowledge of the Company, has been threatened against the Company.  No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of the Company has occurred, is in progress or, to the Knowledge of the Company, has been threatened.  The Company is in material compliance with all Labor Laws. No citations, claims, complaints, charges, proceedings, examinations, audits, inquiries, investigations or other actions have been filed or are pending or, to the Knowledge of the Company, threatened under the Labor Laws with respect to the Company.  No citation has been issued by OSHA against the Company and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving the Company has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under the Laws administered or enforced by OSHA or any other applicable Law relating to occupational safety and health.  No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Company.  The Company has not taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

(c)           The Company is not liable for any liability, judgment, decree, order, arrearage of wages or taxes, fine or penalty for failure to comply with any Labor Law.  The Company has provided the Parent with a copy of the policy of the Company for providing leaves of absence under FMLA and its FMLA notices.

Section 4.19           Insurance Policies.  Schedule 4.19 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Company, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid.  All insurance policies and bonds with respect to the business and assets of the Company are in full force and effect and shall be maintained by the Company in full force and effect through the Closing Date and the Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 4.20           Environmental, Health and Safety Matters.

(a)           The Company possesses all Licenses required under, and is in compliance with, all Environmental Laws.

(b)           Except as set forth on Schedule 4.20(b), the Company has not received written notice of actual or threatened liability under CERCLA or any similar foreign, state or local Environmental Law from any Governmental Entity or any third party.

(c)           The Company has not entered into or agreed to enter into, and the Company has no present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law.

(d)           The Company has not been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws at any time during the past five (5) years.  The Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, or the Company’s employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Material was Released.

(e)           Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.20 constitute the sole and exclusive representations and warranties of the Company with respect to matters directly or indirectly relating to, or arising out of any environmental, health or safety Laws, including any Environmental Laws.

Section 4.21           Intellectual Property.

(a)           Schedule 4.21(a) contains a list of all Company Registered Intellectual Property.  No Company Intellectual Property or product or service of the Business related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any such product or service.  Each item of Company Registered Intellectual Property is valid and subsisting.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions for the purpose of maintaining such Company Registered Intellectual Property.

(b)           Except as set forth on Schedule 4.21(b), the Company owns and has good title to, or has licenses (sufficient for the conduct of the Business as currently conducted) to, each item of Company Intellectual Property, free and clear of any Lien (excluding licenses and related restrictions).

(c)           The Company has good title to all material copyrighted works purportedly owned by it and used in the Business, free and clear of all Liens.  Schedule 4.21(c) lists all works of original authorship used in the Business and prepared by or on behalf of the Company (including software programs) by title, version number, author(s) and publication date (if any), regardless of whether the Company has obtained or is seeking a copyright registration for such works.

(d)           To the extent that any Company Intellectual Property has been developed or created by a third party specifically for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)           The operation of the Business as it is currently conducted, including the design, development, marketing and sale of the products or services of the Business (including with respect to products currently under development), has not and does not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of the Company, constitute unfair competition or trade practices under the Laws of any jurisdiction.  The Company has not received written notice of, or any claim from any third party, that either the Company Intellectual Property or the operation of the Business, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(f)            To the Knowledge of the Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

(g)           The Company has taken reasonable steps to protect the rights of the Company in the Confidential Information and any trade secret or confidential information of third parties used in the Business, and, except under confidentiality obligations, there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.

Section 4.22           Software.

(a)           The Company does not have any Company Proprietary Software.   Schedule 4.22(a) sets forth a true, correct and complete list of: (i) the Company Licensed

Software (other than off the shelf software) and (ii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used in connection with the Business.

(b)           The use of the Company Licensed Software does not breach any term of any license or other contract between the Company and any third party.  The Company is in compliance in all respects with the terms and conditions of all Contracts in favor of the Company relating to the Company Licensed Software.

Section 4.23           Related Party Transactions.  Except as set forth on Schedule 4.23, no (a) Shareholder or officer or director of the Company, (b) Person with whom any such Shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or (c) entity in which any such Shareholder, officer, director or Person owns greater than a ten percent (10%) beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by such Shareholders, officers, directors and Persons in the aggregate) has any interest in or is a party to: (i) any Contract with, or relating to, the Company; or (ii) any loan for or relating to the Company.  Schedule 4.23 also sets forth a true, correct and complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to the Company.

Section 4.24           Customer and Supplier Relations.  Schedule 4.24 contains a true, correct and complete list of the names and addresses of the Customers and Suppliers.  The Company maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Company, no event has occurred that could reasonably be expected to materially and adversely affect the Company’s relations with any such Customer or Supplier.  No Customer (or former Customer) or Supplier (or former Supplier) during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or to decrease such Customer’s usage of the Company’s services or products or such Supplier’s supply of services or products to the Company.  The Company has not received any written notice and does not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

Section 4.25           Accounts Receivable.  To the Knowledge of the Company, the debtors to which the accounts receivable of the Company relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables have been made subject to an assignment for the benefit of creditors.  All accounts receivable of the Company represent monies due for goods sold and delivered or services rendered in the ordinary course of business.  There are no disputes regarding the collectibility of any such accounts receivable not reserved against in the Initial Working Capital Schedule or Final Working Capital Schedule.

Section 4.26           Licenses.  Schedule 4.26 is a true and complete list of all Licenses held by the Company.  The Company owns or possesses all Licenses that are necessary to enable it to carry on the Business as presently conducted.  All Licenses are valid, binding and in full force and effect.  The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License.  The Company has taken all necessary action to maintain each License except where the failure to so act shall not have an adverse effect on the Company or the Business.  No loss or expiration of any License is pending or, to the Knowledge of the Company, threatened (other than expiration upon the end of any term).  Schedule 4.26 identifies with an asterisk each License set forth therein which by its terms cannot be assigned without the prior consent of either party thereto.  Each independent contractor listed on Schedule 4.16 has the requisite License required to provide the services such independent contractor provides the Company, as applicable.

Section 4.27           Ethical Practices with Governmental Entities.  Neither the Company nor any of its representatives nor any Shareholder, in his, her or its capacity as an employee, agent or other representative of the Company, has offered or given, and the Company does not have any Knowledge of any Person that has offered or given on its behalf, any thing of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official of a Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.28           Product Warranties.  Except as set forth on Schedule 4.28, the Company does not make any warranty or guaranty as to goods manufactured, sold, or delivered by the Company.

Section 4.29           Brokers, Finders and Investment Bankers.  Neither the Company nor any officer, member, director or employee of the Company, nor any Affiliate of the Company, nor any Shareholder has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder severally, and not jointly, represents and warrants to the Parent that, as of the date hereof and as of the Closing Date:

Section 5.1             Authorization and Validity of Agreement.  Such Shareholder has the right, power and capacity to execute and deliver this Agreement and the Seller Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and the Seller Ancillary Documents to which it is a party shall be as of the Closing Date, duly executed and delivered by such Shareholder and do or shall, as the case may be, constitute the valid and binding agreements of such Shareholder, enforceable against such Shareholder in accordance with their respective terms.

Section 5.2             Absence of Restrictions and Conflicts.  The execution, delivery and performance by such Shareholder of this Agreement and the Seller Ancillary Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which such Shareholder is a party, (b) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Shareholder is a party or by which such Shareholder is bound, or (c) contravene or conflict with any Law or arbitration award applicable to such Shareholder.

Section 5.3             Ownership of Equity.  Such Shareholder has good and valid title to and record and beneficial ownership of the number of shares of capital stock set forth next to such Shareholder’s name on Schedule 4.1(c), and such shares are free and clear of all Liens, other than Liens in favor of the Company identified on Schedule 5.3, which shall have been terminated prior to Closing.  Other than the shares of capital stock listed on Schedule 4.1(c), such Shareholder does not own any shares of capital stock or other equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such capital stock or equity security issued. Except as set forth on Schedule 4.1(c), such Shareholder has the full and exclusive right to transfer or vote the Shares owned by such Shareholder, and such Shareholder is not bound by any agreement affecting or relating to its right to transfer or vote the shares of capital stock owned by such Shareholder. Such Shareholder is, under the Code, an eligible shareholder of an “S corporation” (within the meaning of Section 1361(a) of the Code)

Section 5.4             Legal Proceedings.  There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of such Shareholder, threatened against, relating to or involving such Shareholder that could adversely affect such Shareholder’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5             Amounts Owed to Shareholders.  Except as disclosed on Schedule 5.5, the Company does not owe and is not otherwise obligated to pay such Shareholder any amount, except for salary, employee benefits and bonuses, incurred and accrued prior to the Closing in the ordinary course of business of the Company, consistent with past practice.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT

The Parent and the Merger Sub hereby represent and warrant to the Company as follows as of the date hereof and the Closing Date:

Section 6.1             Organization.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Merger Sub is a Georgia corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2             Authorization.  Each of the Parent and the Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Parent Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Parent and the Merger Sub of this Agreement and the Parent Ancillary Documents to which the Parent and the Merger Sub are a party, the performance by the Parent and the Merger Sub of their obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Merger Sub.  This Agreement has been and, as of the Closing Date, the Parent Ancillary Documents shall be, duly executed and delivered by the Parent and the Merger Sub and do or shall, as the case may be, constitute the valid and binding agreements of the Parent and the Merger Sub, enforceable against the Parent and the Merger Sub in accordance with their respective terms.

Section 6.3             Absence of Restrictions and Conflicts.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Parent Ancillary Documents to which each is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the charter documents of the Parent or the Merger Sub, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Parent or the Merger Sub is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Parent is a party or by which the Parent or the Merger Sub is bound or (d) contravene or conflict with any statute, Law, judgment, rule or regulation applicable to the Parent or the Merger Sub.  Except for the filing of the Certificate of Merger as contemplated hereby, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement or the Parent Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except as may be required by the HSR Act.

Section 6.4             Brokers.  Neither the Parent nor the Merger Sub has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which Company or any Shareholders will be liable.

Section 6.5             Availability of Funds.  Parent has immediately available funds sufficient to enable it to pay the Merger Payment (as adjusted pursuant to Section 3.2) and all other amounts payable by it in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1             Conduct of Business by the Company.  For the period commencing on the date hereof and ending on the Closing Date, the Company shall, except as expressly required hereby and except as otherwise consented to in advance in writing by the Parent, conduct its business in the ordinary course, consistent with past practice, and shall, except as expressly required or permitted hereby and except as otherwise consented to in advance in writing by the Parent:

(a)           use its commercially reasonable efforts to preserve intact the goodwill and business organization of the Company, keep the officers and employees of the Company available to the Parent at reasonable times and under reasonable conditions and preserve the relationships and goodwill of the Company with customers, distributors, suppliers, employees and other Persons having business relations with the Company;

(b)           maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction listed on Schedule 4.1(a);

(c)           comply with all applicable Laws;

(d)           maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all offices, equipment, fixtures and other tangible personal property of the Company located on the Leased Real Property;

(e)           not authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, except upon exercise of its outstanding options, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

(f)            not amend or modify its articles of incorporation or bylaws;

(g)           not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any Shareholder, officer or director or any Person with whom any such Shareholder, officer or director has any direct or indirect relation, other than: (i) the payment of salaries in the ordinary course of business and consistent with past practice, and (ii) the payment of tax distributions sufficient to cover such Shareholder’s income tax liability attributable to such Shareholder’s distributive share of the Company’s operating income through the Closing Date, in a manner consistent with past practice.

(h)           not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(i)            not dispose of or permit to lapse any ownership and/or right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company (including any of the Company Intellectual Property), or dispose of or disclose to any Person, any Confidential Information;

(j)            protect, defend and maintain the ownership, validity and registration of the Company Intellectual Property, and not allow any of the Registered Intellectual Property to be abandoned, forfeited, cancelled, expunged and/or dedicated to the public;

(k)           not (i) create, incur or assume any indebtedness other than: (A) any trade debt created in the ordinary course of business and in accordance with past practice, or (B) draws on the Company’s existing credit facility with Bank of America in an amount not to exceed $4,000,000, and which are expressly used to satisfy the Company’s milestone payment obligations under a license agreement, dated March 15, 2005, between the Company and BioMarin Pharmaceutical Inc., (ii) grant, create, incur or suffer to exist any Lien on the assets or properties of the Company that did not exist on the date hereof other than Permitted Liens, (iii) write-down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (iv) cancel any debt or waive any claim or right, (v) make any commitment for any capital expenditure to be made on or following the date hereof in excess of $25,000 in the case of any single expenditure or $100,000 in the case of all capital expenditures, (vi) enter into any Contract which cannot be cancelled by the Company on notice of not longer than thirty (30) days and without liability or penalty of any kind, (vii) enter into any Contract which imposes, or purports to impose, any obligations or restrictions on any of its Affiliates, or (viii) settle or compromise any legal proceedings related to or in connection with the Business;

(l)            not, except, in each case, in the ordinary course of business to the extent consistent with past practice of the Company, (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, (ii) except as required by Applicable Benefit Laws, pay or agree to pay any additional pension, retirement, allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present.  Notwithstanding the foregoing, the Company shall not take any action described in this Section 7.1(l)with respect to (i) any manager, officer or director of the Company or (ii) any Person whose annualized compensation is $100,000 or more or whose annual compensation for the twelve (12)-month period following the Effective Date is expected to be $100,000 or more;

(m)          except as required by Applicable Benefit Laws, not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any

Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(n)           not enter into a collective bargaining agreement;

(o)           not enter into any Employment Agreement;

(p)           perform in all material respects all of its obligations under all Company Contracts and Licenses, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a material default under any Company Contract or License (except those being contested in good faith);

(q)           not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

(r)            maintain in full force and effect policies of insurance comparable in amount and scope of coverage to that maintained as of the date hereof;

(s)           continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with past practice and not make any material change in any of its accounting (or tax accounting) policies, practices or procedures except to the extent required by GAAP;

(t)            continue its current cash and inventory management practices in the ordinary course of business consistent with past practice; and

(u)           not authorize, or commit or agree to take, any of the foregoing actions, without the Parent’s prior written consent.

Section 7.2             Inspection and Access to Information.  During the period commencing on the date hereof and ending on the Closing Date, the Company shall (and shall cause its officers, directors, employees, auditors and agents to) provide the Parent and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives reasonable access, during reasonable hours, under reasonable circumstances and upon reasonable notice, to any and all of its premises, employees (including executive officers), properties, Contracts, books, records and other information (including Tax Returns filed and those in preparation) and shall cause its officers to furnish to the Parent and its authorized representatives, promptly any reasonably requested financial, technical and operating data and other information pertaining to the Company and the Business. Notwithstanding the foregoing, (a) Parent and its authorized agents and representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Company unless in each instance, approved in advance by the Company, which approval shall not be unreasonably withheld, and (b) nothing herein shall require the Company to furnish to the Parent or provide the Parent with access to information which would cause competitive harm to the Company if the transactions contemplated by this Agreement are not consummated or would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act and other anti-competition Laws).

Section 7.3             Notices of Certain Events.  Each Party will give written notice to the other Party of any material variance from its representations and warranties in Articles IV and VI, as the case may be. Unless the Party receiving such notice has the right to terminate this Agreement pursuant to Article X by reason of such development and exercises that right prior to Closing, the written notice pursuant to this Section 7.3 will be deemed, solely for purposes of Article XI hereof following the Closing, to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Articles IV and VI, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.  The Company and/or the Shareholders shall promptly notify the Parent of:

(c)           any fact, condition, change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise results in any representation or warranty of the Company or the Shareholders hereunder being inaccurate in any respect as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

(d)           any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of the Company or the Shareholders hereunder made as of the date hereof;

(e)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(f)            any notice or other communication relating to or involving or otherwise affecting the Company from or to any Governmental Entity, including the FDA, Office of Medical Policy, Division of Drug Marketing, Advertising, and Communications;

(g)           any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.12 or that relate to the consummation of the transactions contemplated hereby; and

(h)           (i) the damage or destruction by fire or other casualty of any material asset or part thereof of the Company or (ii) any material asset or part thereof of the Company becoming the subject of any proceeding (or, to the Knowledge of the Company, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

Should any such fact or condition require any change in the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Shareholders will promptly deliver to Parent a supplement to the Disclosure Schedules specifying such change.  Except as contemplated above, the Company and the Shareholders hereby acknowledge that the Parent does not and shall not waive any right it may have hereunder solely as a result of such notifications and any notification given pursuant to this

Section 7.3 (including any supplement to the Disclosure Schedules) shall be disregarded for purposes of determining the obligations of the Parties under Article XI hereof.

Section 7.4             Interim Financials.  As promptly as practicable following each calendar month prior to the Closing Date, the Company shall deliver to the Parent periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of such calendar month and statements of income and changes in financial position of such entities for the calendar month then ended.  The Company covenants that such interim statements (i) shall present fairly in all material respects the financial condition of the Company as of their respective dates and the related results of operations for the respective calendar month then ended, and (ii) shall be prepared on a basis consistent with prior interim periods.

Section 7.5             No Solicitation of Transactions.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article X, neither the Company nor any of the Shareholders shall, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or other similar Contract with any Person other than the Parent with respect to a sale of all or any substantial portion of the assets or properties of the Company, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company, or the liquidation or similar extraordinary transaction with respect to the Company (an “Acquisition Transaction”).  The Company and the Shareholders shall, and shall cause each of their officers, directors, managers and agents to, immediately discontinue any ongoing discussions or negotiations with any Person (other than the Parent) relating to a possible Acquisition Transaction.

Section 7.6             Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)           Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that the Parent shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Business, the assets or the properties of the Company or the transactions contemplated by this Agreement or the Parent Ancillary Documents).  The Company shall furnish to the Parent all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b)           Each Party shall promptly notify the other Parties of (and provide written copies of) any communications from or with any Governmental Entity in connection with the transactions contemplated hereby;

(c)           In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use commercially reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

(d)           The Company shall give all notices to third parties and use its commercially reasonable efforts (which shall include the payment of any reasonable consent fee) to obtain all third-party consents (i) required to be given or obtained, including the Required Consents or (ii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

Section 7.7             Public Announcements.  Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use commercially reasonable efforts to agree upon the text of any such announcement prior to its release.  Notwithstanding the foregoing, prior to public disclosure by Parent pursuant to the reporting requirements of the NASDAQ Stock Market and the Securities and Exchange Commission, without the prior written consent of the Parent, neither the Company nor any Shareholder shall disclose to any Person any of the terms of this Agreement other than to such Parties’ advisors who the Company or any Shareholder, as applicable, reasonably determines needs to know such information for the purpose of advising Company or such Shareholder, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

Section 7.8             Employee Matters.

(a)           Company Benefit Plans.  Prior to the Closing Date, the Company shall make, or cause to be made, all contributions and pay all premiums under each Company Benefit Plan and ERISA Affiliate Plan, other than a pension benefit plan within the meaning of ERISA § 3(2), with respect to periods ending on or prior to the Closing Date.  Immediately prior to the Closing Date, the Company shall, if and as requested by the Parent, and unless prevented by Applicable Benefit Laws, terminate certain or all of the Company Benefit Plans and shall bear all the expenses of terminating such plans.  Without limiting the generality of the foregoing, certain employees of the Company identified in Schedule 4.1(c) have been granted Company Employee Stock Options.  Prior to the Closing, the Company shall take such action as is necessary to terminate the Company Benefit Plan(s) pursuant to which such options were issued and to ensure that upon the Closing, no Person (other than Parent) shall have any rights with respect to the capital stock of the Company.  Prior to the Closing, the Company shall use commercially reasonable efforts to obtain a general release substantially in the form attached hereto as Exhibit 7.8 from each holder of Company Stock Options (such releases being the “Option Releases”).

(b)           Communications.  Neither the Shareholders nor the Company nor any officer, director, employee, agent or representative of the Company shall make any communication to employees of the Company regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance or employee stock purchase plan maintained by the Parent or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the prior written consent of the Parent.

(c)           Status.  Subject to the provisions of any employment agreements to be executed by any Employees on or prior to the Closing Date, the Employees shall remain at-will employees of the Company immediately following the Closing Date.

(d)           Credit.  To the extent permitted by the employee benefit plans of Parent, Parent agrees that for purposes of all such plans under which an Employee’s benefit depends, in whole or in part, on length of service, credit will be given to Employees, for eligibility and vesting purposes only, for service with the Company and its Affiliates prior to the Closing Date that was previously credited under any analogous Company Benefit Plans; provided, however, that such crediting of service does not result in duplication of benefits, and shall not result in crediting for purposes of determining benefit accruals.

Section 7.9             Transfer Taxes; Expenses.  All sales, use, purchase, transfer, documentary stamp or similar Taxes or recording fees (collectively, “Transfer Taxes”) payable as a result of the purchase and sale of the Shares or any other action contemplated hereby shall be borne one-half by Parent and one-half by the Shareholders, which such amount in the case of the Shareholders shall be paid out of the Escrow Amount.  The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Transfer Taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 7.10           Non-Competition.

(a)           Confidential Information.  Each Shareholder and the Shareholder Representative shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of the Parent.

(b)           Noncompetition.

(i)            Each Shareholder and the Shareholder Representative hereby acknowledges that (A) the Parent conducts the Noncompete Business and/or has current plans to expand the Noncompete Business throughout the Territory and (B) to protect adequately the interest of the Parent, it is essential that any noncompetition covenant with respect thereto cover all of the Noncompete Business and the entire Territory.

(ii)           Neither any Shareholder nor the Shareholder Representative shall, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person (other than the Parent): (A) engage in the business of providing, distributing or selling within the Territory products indicated for the treatment of conditions the same as or similar to the products of the Noncompete Business, or (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to any Person that provides, distributes or sells within the Territory products of the Noncompete Business (other than the ownership of not more than 5% of any publicly traded corporation).

(c)           Nonsolicitation.  Neither any Shareholder nor the Shareholder Representative shall, during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any employee of the Company or an Affiliate thereof, (y) encourage any Person (other than the Parent or one of its Affiliates) to recruit or solicit any employee of the Company or an Affiliate thereof, or (z) otherwise encourage any employee of the Company or an Affiliate thereof to discontinue his or her employment by the Company or one of its Affiliates; (ii) solicit any customer of the Company or an Affiliate thereof who is or has been a customer on or within twelve (12) months prior to the Closing Date for the purpose of providing, distributing or selling pharmaceutical products indicated for the treatment of conditions the same as or similar to the products of the Noncompete Business; or (iii) persuade or attempt to persuade any customer or supplier of the Company or any of its Affiliates to terminate or modify such customer’s or supplier’s relationship with the Company or any of its Affiliates.  Notwithstanding the foregoing, clauses (i) and (ii) of this Section 7.10(c) will not apply to (A) general solicitations (including through the use of advertising or search firms) that do not target such Persons, (B) the hiring of any such Person who approaches or initiates a discussion regarding employment with any Shareholder, the Shareholder Representative or any of such person’s Affiliates (including any discussions subsequent to such approach or initiation), or (z) the solicitation of any such Person who is terminated by the Company or its Subsidiaries.

(d)           Severability.  In the event a judicial or arbitral determination is made that any provision of this Section 7.10 constitutes an unreasonable or otherwise unenforceable restriction against the Shareholders, the provisions of this Section 7.10 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Shareholders or Shareholder Representative.  In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.10 and to apply the provisions of this Section 7.10 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Section 7.10 is determined not to be specifically enforceable, the Parent shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by any Shareholder or the Shareholder Representative.  The time period during which the prohibitions set forth in this Section 7.10 shall be tolled and suspended for a period equal to the aggregate time during which a Shareholder or the Shareholder Representative violates such prohibitions in any respect.

(e)           Injunctive Relief.  Any remedy at law for any breach of the provisions contained in this Section 7.10 shall be inadequate and the Parent shall be entitled to injunctive relief in addition to any other remedy the Parent might have hereunder.

Section 7.11           Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  The Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date.  All such Tax Returns shall (i) be prepared in accordance with applicable Law, and to the extent consistent therewith, in a manner consistent with the prior practice of the Company, (ii) be provided to the Shareholder Representative for its review and comment at least thirty (30) days prior to the due date of such Tax Return, and (iii) revised prior to their filing to reflect any changes reasonably requested by the Shareholder Representative.  Except to the extent such Taxes arise out of or relate to the Section 338(h)(10) Election (as hereinafter defined) or are Transfer Taxes allocated to the Parent under Section 7.9, the Shareholders shall reimburse the Parent for Taxes of the Company with respect to such periods within fifteen (15) days after payment by the Parent or the Company of such Taxes to the extent such Taxes are not reflected as a liability in the Final Working Capital Schedule.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  The Parent shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. All such Tax Returns shall (i) be prepared in accordance with applicable Law, and to the extent consistent therewith, in a manner consistent with the prior practice of the Company, (ii) be provided to the Shareholder Representative for its review and comment at least thirty (30) days prior to the due date of such Tax Return, and (iii) revised prior to their filing to reflect any changes reasonably requested by the Shareholder Representative.  Except to the extent such Taxes arise out of or relate to the

Section 338(h)(10) Election or are Transfer Taxes allocated to Parent under Section 7.9, the Shareholders shall pay to the Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date to the extent such Taxes are not reflected as a liability in the Final Working Capital Schedule.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, any (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(c)           Cooperation on Tax Matters.  The Parent, the Company and the Shareholders shall cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)           Section 338(h)(10) Election.

(i)            The Parent, the Company and the Shareholders shall take all steps necessary to make a timely, effective and irrevocable election pursuant to Section 338(h)(10) of the Code (and, if permissible, under any applicable state or local income Tax laws) with respect to the acquisition by Parent of the Shares to treat such purchase and sale as a deemed sale of assets for federal income Tax and state income Tax purposes (collectively, the “Section 338(h)(10) Election”).  The Parent, the Company and the Shareholders and their respective affiliates shall report the transactions consistent with such Section 338(h)(10) Election and shall take no position contrary thereto unless and to the extent required to do so pursuant to a final determination by the IRS or other applicable taxing authority.

(ii)           The Parent, the Company and the Shareholders shall execute at the Closing any and all forms necessary to effectuate the Section 338(h)(10) Election (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state or local income Tax laws) (collectively, the “Section 338 Forms”).  In the event, however, any Section 338 Forms are not executed at the Closing, the Seller and Parent shall prepare and complete each such Section 338 Form no later than fifteen (15) days prior to the date each such Section 338 Form is required to be filed.

(iii)          Parent shall prepare and provide to the Seller within sixty (60) days after the Closing, a schedule allocating the Adjusted Merger Payment and the liabilities of the Company as of the Closing Date among the assets of the Company.  Such schedule shall be prepared in good faith and in accordance with applicable provisions of the Code.  Unless the Shareholder Representative objects to the Parent’s allocation schedule within ten (10) days after receipt thereof, such schedule shall become final and, absent a final determination by a governmental authority to the contrary, shall be binding upon the Parent, the Company and the Shareholders for all federal, state and local income Tax purposes.  If the Shareholder Representative objects to the Parent’s allocation within ten (10) days of receipt, then the Parties agree to meet and resolve the dispute in good faith.  Any such objection by the Shareholder Representative shall be made in good faith and based on the applicable provisions of the Code.

(iv)          The Parent and the Shareholders agree that neither Party shall take any action to modify or revoke the Section 338(h)(10) Election following the filing of the Section 338 Forms, without the written consent of the other, unless required to do so by any governmental authority.  The Parent and Shareholders shall not take any position for Tax purposes that is inconsistent with such information without the prior written consent of the other, which shall not be unreasonably withheld.

(v)           Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.11(d) shall survive through the expiration of the applicable statute of limitations as the same may be extended.

Section 7.12           Customer Visits.  During the period commencing on the date hereof and ending on the Closing Date, and subject to reasonable limitations, the Company and the Shareholders shall permit the Parent to discuss and meet, and shall cooperate in such discussions and meetings, with any Customer of the Company that the Parent so requests.  A senior executive of the Company, reasonably satisfactory to the Parent, shall have the right to accompany the Parent’s representative to such meeting and shall participate with the Parent’s representative in any such discussions.  Furthermore, the Company and the Shareholders shall cooperate with the Parent in the preparation of a presentation to such Customers with respect to the transactions contemplated hereby.  All costs relating to the actions described in this Section 7.12 shall be borne solely by the Parent.  The Company shall promptly notify the Parent if a commercial relationship and/or agreement it has with a Customer terminates during the period commencing on the date hereof and ending on the Closing Date.

Section 7.13           Director and Officer Liability and Indemnification.

(a)           For a period of six (6) years after the Closing, Parent shall not, and shall not permit the Surviving Corporation to amend, repeal or modify any provision in the Surviving Corporation’s articles of incorporation or bylaws relating to the exculpation or indemnification of any officers and directors (unless required by law), unless pursuant to a separate written agreement delivered by Parent, and reasonably satisfactory to such officers and directors, Parent has agreed to provide exculpation or indemnification to such persons on substantially the same terms and conditions.

(b)           For a period of six (6) years after the Closing, Parent shall, or shall cause the Surviving Corporation to, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company prior to Closing comparable to the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals.

(c)           Notwithstanding anything contained in this Agreement to the contrary, this Section 7.13 shall survive the consummation of the Closing for six (6) years.

Section 7.14           Accounts and Notes Receivable.

(a)           The Company shall cause all notes and accounts receivable and payable of the Company owing by or to any Shareholder or any director, officer, employee or Affiliate of the Company (each, an “Affiliate Loan”) to be paid in full at or prior to the Closing Date.

(b)           From and after the Closing, if any Shareholder receives or collects any Receivables, the Shareholder shall remit any such amounts to the Parent or the Company within five (5) days of each day on which the Shareholder receives such sum

Section 7.15           Release.  In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, as of and following the Closing Date, each Party to this Agreement (in such capacity, a “Releasor”) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue any other Party to this Agreement (in such capacity, a “Releasee”) from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Releasor has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to: (i) any claims arising out of this Agreement, Parent Ancillary Documents or the Seller Ancillary Documents, or (ii) in the case of the officers of the Company, any claims arising out of their fraud or willful misconduct.  For purposes of clarity, the Shareholders knowingly, voluntarily and unconditionally release and discharge the Company and Parent for any claim, cause of action, demand, suit, obligation or liability associated with the Company’s cancellation of indebtedness evidenced by certain promissory notes dated (A) January 1, 2006 from Mark Pugh and Harold Deas, (B) August 1, 2006, October 26, 2006 and March 16, 2007 from the John N. Kapoor Trust dated 9/20/89, (C) October 30, 2006 from Michael Babich, and (D) December 12, 2006 from John Wesley, in an aggregate amount (including principal and interest) equal to $2,216,828.66, made in exchange for the sale and issuance by the Company of 3,141,452 shares of Company Common Stock.

Section 7.16           Termination of Certain Agreements.  Prior to or at Closing, the Company shall terminate, or cause to be terminated, and deliver to Parent written evidence of termination, of the agreements and arrangements set forth on Schedule 7.16 (the “Terminated Arrangements”), such that the Company shall not have any liability following the Closing related to such Terminated Arrangements, and no Person (other than Parent) shall have any rights with respect to the Company’s capital stock.  Each such termination shall include a release of the Company from any and all liabilities and obligations arising out of, or related to, such Terminated Arrangement.

Section 7.17           HSR Act.

(a)           The Parent and the Company will, within ten (10) Business Days of the date hereof, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement and shall otherwise comply with the HSR Act.  Each of the Parent and the Company shall use their commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other Party of any communication received from, or given to, the FTC or DOJ and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party to review any necessary communication given by it to, and consult with each other in advance of any meeting or conference with, DOJ or the FTC or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by DOJ or the FTC or such other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(b)           The Parties shall keep all information about the other obtained in connection with the preparation of such notification confidential pursuant to the terms of that certain Confidentiality Agreement, dated as of January 25, 2007, by and between the Parent and the Company.  The Parent and the Company will request early termination of the waiting period under the HSR Act.  All filing fees in connection with the HSR filing shall be borne equally by the Company on the one hand and the Parent on the other hand.

(c)           Nothing in this Section shall require the Parent or the Company to sell, hold separate or otherwise dispose of any asset or to conduct their business in a specified manner.

Section 7.18           Additional Obligations and Performance Payments.

(a)           From and after the Closing, Parent shall use good faith, commercially reasonable efforts to continue development and obtain approval for the Product for commercial sale by prescription in the United States, including, without limitation, by the filing of a new drug application with the FDA; provided, that, under no circumstances shall the Parent be obligated to spend more than $10,000,000 in the aggregate, for research, development and any other direct costs (i.e., excluding costs related to allocation of corporate overhead and other similar costs) associated with such development and approval process.

(b)           Upon FDA approval of the Product for commercial sale in the United States, Parent shall make an additional one-time payment to the Shareholder Representative, on behalf of the Shareholders, of $25,000,000 in the aggregate.  Parent shall further use commercially reasonable efforts to market and sell the Product in the United States.

(c)           In addition, if the Company achieves certain performance objectives set forth on Exhibit 7.18, Parent shall make certain additional performance payments to the Shareholder Representative, on behalf of the Shareholders, as set forth on such exhibit.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1             Conditions to Each Party’s Obligations.  The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment (or mutual waiver) at or prior to the Closing of the expiration or termination of the waiting period applicable to the consummation of the purchase and sale of the Shares under the HSR Act.

Section 8.2             Conditions to Obligations of the Parent.  The obligations of the Parent to consummate the transactions contemplated hereby shall be subject to the fulfillment  (or waiver by the Parent) at or prior to the Closing of each of the following additional conditions:

(a)           Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Law passed by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Parent or the Company or a material restriction on the operation of the Business as a result of such matter.

(b)           Consents. All Required Consents shall have been obtained or made on terms and conditions reasonably satisfactory to the Parent.

(c)           Representations and Warranties.  Each of the representations and warranties of the Company set forth in Article IV and of the Shareholders contained in Article V shall (i) have been true and correct in all material respects as of the date hereof (except: (A) in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date, and (B) those representations and warranties which are qualified by materiality, which shall have been true and correct in all respects) and (ii) be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date), except where the failure of one or more such representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.

(e)           No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect.

(f)            Payoff Letters.  The Company shall have delivered to the Parent satisfactory payoff letters (the “Payoff Letters”) evidencing the outstanding amount of the Closing Date Indebtedness.

(g)           Release of Liens.  The Parent shall have received evidence reasonably satisfactory to it that all Liens affecting any property or asset of the Company (other than Permitted Liens) have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto.

(h)           Opinion of Company’s Counsel.  The Parent shall have received an opinion of Company’s counsel(s) dated the Closing Date, in form and substance reasonably satisfactory to Parent.

(i)            Termination of Terminated Arrangements.  The Parent shall have received evidence (reasonably satisfactory to the Parent) that the Terminated Arrangements have been terminated in accordance therewith.

(j)            Resignations and Releases.  All officers and directors of the Company shall have delivered to the Parent their resignations as officers and directors, effective as of the Closing Date, and general releases in form and substance reasonably satisfactory to Parent (the “Resignations and Releases”).

(k)           Option Releases.  The holders of Company Stock Options constituting not less than 90% of the total Company Stock Options outstanding shall have delivered to the Parent the Option Releases.

(l)            Closing Date Indebtedness Statement.  The Company shall have delivered to the Parent the Closing Date Indebtedness Statement in accordance with Section 3.2.

(m)          Escrow Agreement.  The Parent shall have received an executed counterpart of the Escrow Agreement from the Escrow Agent.

(n)           Certificate of Merger.  The Certificate of Merger shall have been duly accepted for filing by the Secretary of State of the State of Georgia.

(o)           Audit Opinion.  The Parent shall have received a copy of an audit opinion of BDO Seidman, LLP, expressing its opinion as to the audit of the financial statements of the Company for the calendar year 2006.

(p)           Ancillary Documents.  The Company shall have delivered, or caused to be delivered, to the Parent the documents listed in Section 9.2.

Section 8.3             Conditions to Obligations of the Shareholders.  The obligations of the Shareholders to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Shareholder Representative) at or prior to the Closing of each of the following additional conditions:

(a)           Injunction.  There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Shareholders or a material restriction on the Company’s operations as a result of such matter.

(b)           Consents.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance hereof shall have been obtained or made on terms and conditions reasonably satisfactory to the Shareholder Representative.

(c)           Representations and Warranties.  Each of the representations and warranties of the Parent set forth in Article VI shall (i) have been true and correct in all respects as of the date hereof (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date) and (ii) be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date).

(d)           Performance of Obligations by the Parent.  The Parent shall have performed in all material respects all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

(e)           Escrow Agreement.  The Shareholder Representative shall have received an executed counterpart of the Escrow Agreement from the Escrow Agent.

(f)            Opinion of Parent’s Counsel.  The Company shall have received an opinion of Paul, Hastings, Janofsky & Walker LLP dated the Closing Date, in form and substance reasonably satisfactory to Company.

(g)           Certificate of Merger.  The Certificate of Merger shall have been duly accepted for filing by the Secretary of State of the State of Georgia.

(h)           Ancillary Documents.  The Parent shall have delivered, or caused to be delivered, to the Shareholders and the Company the documents listed in Section 9.3.

ARTICLE IX
CLOSING

Section 9.1             Closing Location.  The Closing shall take place at the time specified in Section 2.2 of this Agreement, at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30308, or at such other place as the Parties may agree.

Section 9.2             Company and Shareholder Closing Deliveries.  At the Closing, the Company and/or the Shareholders, as applicable, shall deliver to the Parent the following:

(a)           a certificate executed by the Shareholders as to compliance with the conditions set forth in Section 8.2(c) and Section 8.2(d) hereof;

(b)           certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other assignment documents;

(c)           the Payoff Letters;

(d)           the Resignations and Releases;

(e)           the Escrow Agreement;

(f)            the organizational record books, minute books and corporate seal of the Company;

(g)           a certificate by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to (i) the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, and (ii)  the effectiveness of the resolutions of the board of directors of the Company and the

Shareholders authorizing the Merger, and the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(h)           the Certificate of Merger; and

(i)            all other documents required to be entered into by the Company and the Shareholders pursuant hereto or reasonably requested by the Parent to convey the Shares to the Parent or to otherwise consummate the transactions contemplated hereby.

Section 9.3             Parent Closing Deliveries.  On the Closing, the Parent shall deliver, or caused to be delivered, to the Shareholder Representative the following:

(a)           the Adjusted Merger Payment to be paid at Closing pursuant to Section 3.1, paid and delivered in accordance with such Section;

(b)           a certificate of an authorized officer as to compliance with the conditions set forth in Section 8.3(c) and Section 8.3(d);

(c)           the Escrow Agreement;

(d)           the Certificate of Merger; and

(e)           all other documents required to be entered into or delivered by the Parent at or prior to the Closing pursuant hereto.

ARTICLE X
TERMINATION

Section 10.1           Termination.  This Agreement may be terminated:

(a)           in writing by mutual consent of the Parent and the Shareholder Representative;

(b)           by written notice from the Shareholder Representative to the Parent, in the event the Parent (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Shareholder Representative having notified the Parent of its intent to terminate this Agreement pursuant to this Section 10.1(b);

(c)           by written notice from the Parent to the Shareholder Representative, in the event the Company or the Shareholders (i) fail to perform in any material respect any of their agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breach any of their representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Parent having notified the Shareholder Representative of its intent to terminate this Agreement pursuant to this Section 10.1(c);

(d)           by written notice by the Shareholder Representative to the Parent or the Parent to the Shareholder Representative, as the case may be, in the event the Closing has not occurred on or prior to June 25, 2007 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination, provided however, if the only condition to Closing that has not been satisfied is the condition in Section 8.1, such date shall be extended to July 25, 2007.

Section 10.2           Specific Performance and Other Remedies.  Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief

Section 10.3           Effect of Termination.  In the event of termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and there shall be no continuing obligation on the part of any Party or its officers, directors or stockholders, except for obligations under Section 7.7 (Public Announcements), Section 10.2 (Specific Performance and Other Remedies), Section 12.2 (Notices), Section 12.6 (Controlling Law), Section 12.7 (Severability), Section 12.9 (Enforcement of Certain Rights), Section 12.10 (Waiver; Amendment) and Section 12.14 (Transaction Costs) and this Section 10.3, all of which shall survive the Termination Date.  Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability arising out of any breach of the representations, warranties, covenants or agreements set forth herein and arising prior to termination.

ARTICLE XI
INDEMNIFICATION

Section 11.1           Indemnification Obligations of the Key Shareholders and the Company.  The Key Shareholders and the Company shall, jointly and severally, indemnify, defend and hold harmless the Parent Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to:

(a)           any breach or inaccuracy of any representation or warranty made by the Company contained in Article III of this Agreement or by the Company in the Seller Ancillary Documents, whether such representation and warranty is made as of the date hereof or as of the Closing Date, after giving effect to any supplement to the Disclosure Schedules delivered pursuant to Section 7.3;

(b)           any breach of any covenant, agreement or undertaking made by the Company or the Shareholders in this Agreement or the Seller Ancillary Documents; and

(c)           the Closing Date Indebtedness.

Section 11.2           Indemnification Obligations of Shareholders.  The Shareholders, severally and not jointly, shall indemnify, defend and hold harmless the Parent Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to:

(a)           any breach or inaccuracy of any representation or warranty made by such Shareholder contained in Article V of this Agreement or in any Seller Ancillary Document, whether such representation and warranty is made as of the date hereof or as of the Closing Date, after giving effect to any supplement to the Disclosure Schedules delivered pursuant to Section 7.3; and

(b)           any breach of any covenant, agreement or undertaking made by such Shareholder in this Agreement or in any Seller Ancillary Documents; and

(c)           any liability or obligation of the Company for (i) other than Taxes which arise out of or relate to the Section 338(h)(10) Election or Transfer Taxes allocated to Parent pursuant to Section 7.9, any Taxes with respect to any Tax period ending on or before the Closing Date or any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 7.11(b) to the portion of such period beginning before and ending on the Closing Date), or (ii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise, in each case to the extent not reflected as a liability in the Final Working Capital Schedule.

Section 11.3           Indemnification Obligations of the Parent.  Parent shall indemnify and hold harmless the Shareholder Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)           any breach or inaccuracy of any representation or warranty made by Parent in this Agreement or in any Parent Ancillary Document, whether such representation and warranty is made as of the date hereof or as of the Closing Date; and

(b)           any breach of any covenant, agreement or undertaking made by Parent in this Agreement or in any Parent Ancillary Document.

Section 11.4           Indemnification Exclusive Remedy.  The sole recourse and exclusive remedy of any party hereto for the breach of any representations, warranties, covenants and agreements contained in this Agreement, the Schedules, or any agreement, instrument or certificate contemplated hereby, or otherwise arising from the transactions contemplated hereby or the operations of the Company prior to the Closing, (but excluding any Seller Ancillary Documents or Parent Ancillary Documents), shall be to assert a claim for indemnification under the indemnification provisions of Section 11.1, 11.2 or 11.3, as applicable.  In furtherance of the foregoing, each indemnified party hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action it may have against any indemnifying party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort or strict liability or any federal, state, local or foreign statute, law, rule, regulation or ordinance or otherwise; provided, however, that the limitations and waiver of this Section shall not apply to: (i) any claim arising from fraud, (ii) any claim arising from the willful misconduct of any officer of the Company, or (iii) any claim for equitable relief (e.g. injunctive relief or specific performance).

Section 11.5           Indemnification Procedure.

(a)           Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Losses, such Indemnified Party shall promptly provide written notice thereof (a “Notice of Claim”) to the Parent or the Shareholder Representative, as the case may be (the “Indemnifying Party”), including the amount and specific factual and legal basis for such claim, and give the Indemnifying Party a copy of such claim, process and all legal pleadings and other written evidence thereof received by the Indemnified Party; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Losses resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above and so notify the Indemnified Party within such 20-day period, or if the Indemnifying Party is barred from assuming such defense pursuant to this Section 11.5 then the Indemnified Party shall have the right to assume such defense, subject to the participation of the Indemnifying Party, as provided in this Section 11.5, and the Indemnified Party’s fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the Indemnifying Party.  In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.  If the Indemnified Party shall be required by judgment or a settlement agreement to pay any amount or perform any action in respect of any obligation or liability pursuant to which the Indemnified Party may make a claim against the Escrow Amount, the Indemnified Party shall make a claim with the Escrow Agent for such amount or the reasonable and documented cost of performing such action (which shall include all reasonable legal fees and documented expenses related thereto) to be withdrawn from the Escrow Account in accordance with the terms and provisions of the Escrow Agreement, subject to this Article XI.

(b)           In the event of a claim against the Escrow Amount, all such reasonable fees and expenses in connection with the defense of such claim shall be advanced from the Escrow Amount in accordance with the Escrow Agreement, and Parent and the Shareholder Representative shall execute any joint written notice to the Escrow Agent and otherwise to cooperate with the other in obtaining such advance or advances of funds.

(c)           No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 11.5(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

Section 11.6           Survival Period.  The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, eighteen (18) months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), those provisions of Section 4.15 (Tax Returns; Taxes) other than Section 4.15(q), solely to the extent that such provisions of Section 4.15 relate to income Taxes only, Section 4.15(q), Section 5.1 (Authorization), and Section 5.3 (Ownership of Equity) (collectively, the “Surviving Representations”) shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to: (i) in the case of those provisions of Section 4.15 (Tax Returns; Taxes) other than Section 4.15(q), solely to the extent that such provisions of Section 4.15 relate to income Taxes only, and Section 4.15(q), the expiration of the applicable statute of limitations, and (ii) in the case of Section 4.1, Section 4.2 and Section 5.3, two (2) years following the

Closing Date.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.7           Liability Limits.  Notwithstanding anything to the contrary set forth herein, the Parent Indemnified Parties shall not make a claim against the Shareholders (including the Key Shareholders) or the Company for indemnification under Sections 11.1(a), 11.1(b) (except in the case of Section 11.1(b), any covenants, agreements or undertakings set forth in Sections 7.1(b), 7.1 (d)-(o), 7.1 (q)-(t), 7.2, 7.5, 7.9, 7.10, 7.14,  7.16 and 7.17) or Section 11.2 for Losses unless and until the aggregate amount of such Losses with respect to any claim or series of related claims for which the Parent Indemnified Parties are otherwise entitled to indemnification exceeds $1,500,000 (the “Parent Deductible”) (it being understood and agreed that the Parent Deductible is intended as a deductible).  If the aggregate amount of Losses for which the Parent Indemnified Parties are entitled to indemnification under the provisions cited in the first sentence of this Section 11.7 exceeds the Parent Deductible, the Parent Indemnified Parties shall be entitled to be paid the excess of the aggregate amount of all such Losses over the Parent Deductible, subject to the other limitations on recovery set forth in this Article XI.  The total aggregate amount of the liability of the Shareholders and the Company for Losses with respect to any claims made pursuant to the provisions cited in the first sentence of this Section 11.7 shall be limited to the Escrow Amount and the sole and exclusive remedy of Parent shall be to proceed against the Escrow; provided, however, that: (i) the liability of the Shareholders for Losses arising out of or related to fraud shall not be subject to the Parent Deductible or limited to the Escrow Amount, (ii) the liability of the Shareholders for Losses arising out of or related to a breach of any of the Surviving Representations shall not be subject to the Parent Deductible or limited to the Escrow Amount, but shall be capped at the amount of the Adjusted Merger Payment; provided further, however, Losses arising out of or related to a breach of Section 4.15(q) shall be capped at $10,250,000, and (iii) for purposes of calculating the Parent Deductible, any breaches of any representation or warranty shall be calculated without reference to any materiality or adverse effect qualifier or exception set forth in such representation or warranty.

Section 11.8           Investigations.  The respective representations and warranties of the Parties contained in this Agreement or any certificate or other document delivered by any Party at or prior to the Closing and the rights to indemnification set forth herein shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

Section 11.9           Calculation of Losses.  Losses shall be calculated net of any Tax benefits actually realized by the Indemnified Party or any Affiliate of the Indemnified Party as a result of the events giving rise to its right to indemnification under this Article XI.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1           Shareholder Representative.

(a)           John N. Kapoor, Ph.D., is hereby irrevocably appointed as representative, agent and attorney-in-fact for the Company and each Shareholder, (i) to give and receive notices and communications relating to the transactions and other matters contemplated by this Agreement or the Seller Ancillary Documents, including those relating to adjustments to the Merger Payment and indemnification claims; (ii) to make decisions on behalf of the Company and the Shareholders with respect to the transactions and other matters contemplated by this Agreement or the Seller Ancillary Documents, including regarding (A) adjustments to the Merger Payment, (B) indemnification claims, (C) amendments to this Agreement or the Seller Ancillary Documents and (D) the defense of third party suits that may be the subject of indemnification claims, and to negotiate, enter into settlements and compromises of, and demand litigation or arbitration with respect to such third party suits or claims by the Parent for indemnification; and (iii) to take other actions on behalf of the Company and the Shareholders as contemplated by this Agreement or the Seller Ancillary Documents, including the exercise of all rights granted to the Company and the Shareholders under this Agreement or the Seller Ancillary Documents.

(b)           The Company and each Shareholder agrees that (i) the provisions of this Section 12.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies the Company or any Shareholder may have in connection with the transactions contemplated by this Agreement or the Seller Ancillary Documents, (ii) the remedy at law for any breach of the provisions of this Section 12.1 would be inadequate, and (iii) the provisions of this Section 12.1 shall be binding upon the successors and assigns of the Company and each Shareholder.

(c)           A decision, act, consent or instruction of the Shareholder Representative relating to this Agreement or the Seller Ancillary Documents shall constitute a decision for the Company and all Shareholders, and shall be final, binding and conclusive upon the Company and the Shareholders, and the Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Company and every Shareholder.  The Shareholders shall indemnify and hold harmless the Parent from any action or omission on their behalf at the request or instruction of Shareholder Representative.

Section 12.2           Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Parent:	Sciele Pharma, Inc. 5 Concourse Pky. Atlanta, Georgia 30328 Attn: General Counsel Facsimile No.: 678.992.1043

with a copy to:	Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street, NE, Suite 2400 Atlanta, Georgia 30308-2222 Attn: W. Tinley Anderson, III Facsimile No.: (404) 685-5215

To the Company or the Shareholders:	Alliant Pharmaceuticals, Inc. 333 North Point Center East, Suite 250 Alpharetta, Georgia 30022 Attn: Mark Pugh Facsimile No.: (770) 817-4501

with a copy to:	McKee and McKee, P.C. 3820 Mansell Road, Suite 250 Alpharetta, GA 30022 Attn: Christopher J. McKee Facsimile No.:(770) 640-1184

with a copy to:	McDermott, Will & Emery 227 W. Monroe Street, Suite 4400 Chicago, IL 60606 Attn: Thomas J. Murphy Facsimile No.: (312) 984-7700

or to such other representative or at such other address of a Party as such Party may furnish to the other parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 12.3           Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.4           Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Parent shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Parent.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 12.5           Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.6           Controlling Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Georgia without reference to its choice of law rules.  Each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state courts sitting in Fulton County, Georgia and of the United States District Court for the Northern District of Georgia for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.7           Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 12.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 12.9           No Third Party Beneficiaries.  Nothing expressed or implied herein, other than as set forth in Section 7.13,  is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 12.10         Waiver; Amendment.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 12.11         Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain Confidentiality Agreement, dated as of January 25, 2007, by and between the Parent and the Company) and constitute the entire agreement among the Parties with respect thereto.

Section 12.12         Interpretation.  Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender.  References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder.  The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits of this Agreement.

Section 12.13         Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.14         Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Parent shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Shareholders shall pay the fees, costs and expenses of the Company and the Shareholders incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to the Shareholders.

*  *  *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PARENT:

SCIELE PHARMA, INC.

By:	/s/ Patrick Fourteau

Name: Patrick Fourteau
Title: President and CEO

MERGER SUB:

SP ACQUISITION CORP.

By:	/s/ Darell Borne

Name: Darrell Borne
Title: Secretary

COMPANY:

ALLIANT PHARMACEUTICALS, INC.

By:	/s/ Mark W. Pugh

Name: Mark W. Pugh
Title: President

SHAREHOLDER REPRESENTATIVE:

/s/ John N. Kapoor

JOHN N. KAPOOR, PH.D.

SHAREHOLDERS:

JOHN N. KAPOOR TRUST DATED
SEPTEMBER 29, 1989

By:	/s/ John N. Kapoor

Name: John N. Kapoor, Ph.D.
Title: Trustee

KAPOOR CHILDREN’S 1992 TRUST

By:	/s/ Rao Akella

Name: Rao Akella
Title: Trustee

/s/ John N. Kapoor

JOHN N. KAPOOR, PH.D.*

/s/ Mark W. Pugh

MARK W. PUGH

/s/ Harold A. Deas, Jr.

HAROLD A. DEAS, JR.

/s/ John N. Kapoor

MICHAEL R. STRESSER

/s/ John R. Wesley

JOHN R. WESLEY

/s/ Steven Meyer

STEVEN MEYER

/s/ Dennis L. Spangler

DENNIS L. SPANGLER

/s/ Marc Cantu

MARC CANTU

*As proxy for each of the following:

Michael Babich
Rao Akella
Barbara Hoff
Vikram Malhotra
Sanjiv Mehra
Shashi Mehra
Rajesh Aneja
Robert Kapoor
Gopal Mehra
Sharon Stanfield
Mary Gauwitz
Rudi Teifke
Nelida Oquendo

Exhibit 3.6

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”), dated as of                    , 2007 (the “Closing Date”), is entered into by and among Sciele Pharma, Inc., a Georgia corporation (“Parent”), John N. Kapoor, Ph.D., in his capacity as representative (the “Representative”) on behalf of the Shareholders and LaSalle Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”).  Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 24, 2007, by and among Parent, SP Acquisition Corp., a Georgia corporation (“Merger Sub”), Alliant Pharmaceuticals, Inc., a Georgia corporation (the “Company”), and certain shareholders of the Company (the “Shareholders”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company have entered into the Merger Agreement providing for the merger of the Company with and into Merger Sub, with Merger Sub as the surviving entity (the “Surviving Corporation”), the closing with respect to which (the “Closing”) is taking place concurrently with the execution hereof;

NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the Merger Agreement, and payment to the Escrow Agent of the sums set forth herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.             ESTABLISHMENT OF ESCROW

(a)           Parent is depositing with Escrow Agent $12,500,000 in cash (such cash together with any interest and other earnings thereon is referred to herein as, the “Escrowed Funds”).

(b)           Escrow Agent acknowledges receipt of the Escrowed Funds.

(c)           Escrow Agent agrees to act as escrow agent and to hold, safeguard and disburse the Escrowed Funds pursuant to the terms and conditions hereof.

2.             INVESTMENT OF FUNDS

Except as Representative and Parent may from time to time jointly instruct Escrow Agent in writing, the Escrowed Funds shall be invested from time to time, to the extent possible, in (i) direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (ii) commercial paper rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, (iii) certificates of deposit issued by a commercial bank or banks having at least $100,000,000 in undivided capital and surplus or (iv) an immediately available money market account in a commercial bank or banks having at least $100,000,000 in individual capital and surplus.  None of the Escrowed Funds shall be invested in any obligation or instrument having a maturity which exceeds one hundred (100) days from the date of purchase or which cannot be sold, redeemed or otherwise liquidated at the holder’s option in thirty (30) days or less without loss of interest or discount, until disbursement of all Escrowed Funds.  Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrowed Funds consisting of the investments described in this Section 2 to provide for payments required to be made under this Escrow Agreement.

3.             DISBURSEMENT OF ESCROWED FUNDS

(a)           In accordance with the provisions set forth below, the Escrowed Funds will be used: (i) to fund the obligations of the Shareholder Representative to pay any post-Closing working capital adjustment pursuant to Section 3.9 of the Merger Agreement, and (ii) to pay any Losses properly payable to any Parent Indemnified Parties from the Escrowed Funds pursuant to Article XI of the Merger Agreement .

(b)           From time to time on or before the eighteen (18) month anniversary of the date hereof (the “Termination Date”), Parent may give written notice to the Representative and Escrow Agent (a “Claim Notice”) specifying (i) in reasonable detail, the nature and dollar amount of any claim (a “Claim”) for Escrowed Funds that Parent has under the Merger Agreement as contemplated by Section 3(a) above, and (ii) the amount of such Claim.  If the Representative gives written notice to Parent and the Escrow Agent disputing any Claim (a “Counter Notice”) within thirty (30) calendar days following receipt by the Representative of the applicable Claim Notice, such Claim shall be resolved by Parent and the Representative as provided in Section 3(d) of this Escrow Agreement.  Until such resolution, the amount of the Claim shall not be paid by the Escrow Agent to either party.

(c)           If no Counter Notice is received by Escrow Agent within such thirty (30) calendar day period, Escrow Agent shall pay the dollar amount set forth in the Claim Notice to Parent from the Escrowed Funds.  Escrow Agent shall not be required to inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

(d)           If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Parent and the Representative, or (ii) a final non-appealable order of a court of competent jurisdiction.    Escrow Agent shall be entitled to act on such court order.

4.             TERMINATION OF ESCROW

(a)           This Escrow Agreement shall terminate upon the first to occur of the following:  (i) the date of the distribution of the entire balance of the Escrowed Funds pursuant to Section 3 hereof or (ii) the Termination Date, except if on the Termination Date there is any pending Claim, in which event, this Escrow Agreement shall terminate upon final resolution of all such Claims in accordance with the terms hereof.

(b)           On the date that is twelve (12) months after the Closing Date, the Escrow Agent shall continue to hold the greater of: (i) 50% of the Escrowed Funds and (ii) the amount of the Escrowed Funds then subject to any pending Claim.  The balance (if any) of the Escrowed Funds, shall be returned to the Representative to be distributed to the Shareholders.  On the Termination Date, the balance (if any) of the Escrowed Funds, less the amount of any pending Claims made prior to such date, shall be returned to the Representative to be distributed to the Shareholders.

5.             DUTIES OF ESCROW AGENT

(a)           This Escrow Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto.  No implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent.

(b)           Escrow Agent shall not be under any duty to give the Escrowed Funds held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement.

(c)           Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent.  Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Funds, or any loss of interest incident to any such delays.

(d)           Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.  Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e)           Any payments of income from the Escrowed Funds shall be subject to withholding regulations then in force with respect to United States taxes.  The parties will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications.  Sections 5(b) and 5(e) of this Escrow Agreement shall survive, notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

(f)            Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Funds to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement.  The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto.  If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrowed Funds until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

(g)           In the event of any disagreement between the parties resulting in adverse claims or demands being made in connection with the Escrowed Funds or in the event that Escrow Agent is in doubt as to what action it should take, Escrow Agent shall be entitled to retain the Escrowed Funds until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrowed Funds or (ii) a written agreement executed by Parent and Representative directing delivery of the Escrowed Funds, in which event Escrow Agent shall disburse the Escrowed Funds in accordance with such order or agreement.  Escrow Agent shall act on such court order without further question.

(h)           Parent and Representative shall, jointly and severally, pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in an amount set forth on Exhibit A attached hereto and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).  Any such compensation, fee and reimbursement to which Escrow Agent is entitled shall, as between Parent and Representative, be borne 50% by Parent and 50% by Representative.

6.             TAX TREATMENT

For purposes of federal and other taxes based on income, (i) Parent and the Shareholders agree to report the return of the Escrowed Funds to the Shareholders pursuant to Section 4 hereof as a payment pursuant to an installment sale, to be taken into account under the installment method described in section 453 of the Internal Revenue Code of 1986, as amended, and (ii) Parent will be treated as owner of the Escrowed Funds, and Parent will report all income, if any, that is earned on, or derived from, the Escrowed Funds as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.  Escrow Agent shall for each appropriate year, prepare tax reports on Form 1099 and deliver the same to Parent promptly after the calendar year involved.

7.             NOTICES

All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, sent by overnight carrier (such as Express Mail,

Federal Express, etc.) or sent by facsimile transmission or e-mail with confirming copy sent by overnight courier and a delivery receipt obtained and addressed to the intended recipient as follows:

(a)           If to Parent:

Sciele Pharma, Inc.
5 Concourse Parkway.
Atlanta, Georgia 30328
Attention: General Counsel
Telephone No.: (678) 992-3696
Facsimile No.: (678) 992-1043
Email: LZacks@Sciele.com
With a copy to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, NE, Suite 2400
Atlanta, Georgia 30308-2222
Attn: W. Tinley Anderson, III
Telephone No.: (404) 815-2215
Facsimile No.: (404) 685-5215
Email: tinleyanderson@paulhastings.com

(b)           If to the Representative:

EJ Financial Enterprises
225 East Deerpath Road, Suite 250
Lake Forest, IL 60045
Attention: John N. Kapoor, Ph.D.
Telephone No.: (847) 295-8665
Facsimile No.: (847) 295-8680
Email: JKapoor@ejfinancial.com
With a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606 5096
Attention: Thomas J. Murphy
Telephone No.: (312) 984-2069
Telecopy No.: (312) 984-7700
Email: tmurphy@mwe.com

(c)           If to Escrow Agent:

Any party may change its address or add or change parties for receiving notice by giving the other parties notice in the manner set forth above.

8.             APPLICABLE LAW

This Escrow Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Georgia.  Each party hereby consents and submits to the jurisdiction of the federal district court or state court located in Atlanta, Georgia.  Each party hereby irrevocably waives all claims of immunity from jurisdiction of a federal district court or state court located in Atlanta, Georgia.

9.             ATTORNEY’S FEES

In any action at law or suit in equity to enforce or interpret this Escrow Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorney’s fees and all other reasonable costs and expenses incurred in such action or suit.

10.           COUNTERPARTS

This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument.  In addition, the transaction described herein may be conducted and related documents may be stored by electronic means.  Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

11.           SECTION HEADINGS

The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

12.           EXCLUSIVE AGREEMENT AND MODIFICATION

This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the Merger Agreement and all related documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Escrow Agreement may not be amended except by a written agreement executed by Parent, Representative and Escrow Agent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

REPRESENTATIVE:

JOHN N. KAPOOR, PH.D.
[ ]

PARENT:

SCIELE PHARMA, INC.
EIN: 58-2004779

By:
Name:
Its:

ESCROW AGENT:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:
Its:

Exhibit A

Escrow Fees

[Escrow Agent to provide fee schedule]

Exhibit 7.8

OPTION SETTLEMENT AGREEMENT

The undersigned is a holder of options (the “Options”) to purchase shares of common stock, no par value, (the “Common Stock”) of Alliant Pharmaceuticals, Inc., a Georgia corporation (the “Company”), pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”).  The Company is party to an Agreement and Plan of Merger dated April 24, 2007 (the “Merger Agreement”) by and among Sciele Pharma, Inc., a Georgia corporation (“Sciele”), SP Acquisition Corp., a Georgia corporation (“Merger Sub”), the Company, the stockholders of the Company and John N. Kapoor, as shareholder representative providing for, among other things, the merger of a Merger Sub with and into the Company in a transaction pursuant to which the Company is to become a wholly-owned subsidiary of Sciele.

In consideration of the Company continuing to pursue the Merger and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agrees as follows:

1)             Upon receipt of a cash payment equal to $6.50 per share of Common Stock subject to the Options, the Options themselves shall terminate, the undersigned shall have no further rights to purchase Common Stock of the Company and shall thereupon knowingly, voluntarily and unconditionally release and forever discharge the Company and its affiliates from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the undersigned has or may have, now or in the future, arising out of, relating to or resulting from the Options.

2)             Notwithstanding the provisions of Section 6 of the Plan, the Options are only exercisable upon a “Change of Control”, as defined in Section 7 of the Plan.

3)             The word “securities” in Section 11(b) of the Plan is hereby replaced with the words “securities, cash or other consideration” for purposes of interpreting the Options and the rights of the undersigned pursuant thereto.

IN WITNESS WHEREOF, the undersigned has caused this agreement to be duly executed on the date set forth below.

By:

Print Name:

Date:

ALLIANT PHARMACEUTICALS, INC.

By:
Name:
Title:

Exhibit 7.18

PERFORMANCE PAYMENT

1.             Baseline Payment.  Parent shall make an additional one-time payment to the Shareholder Representative of $5,000,000 (the “Baseline Payment”), in the event that Gross Profits (as defined below) of the Surviving Corporation for calendar year 2007 exceed the Baseline Amount (as defined below).

2.             Additional Payment.  In addition, for each $1.00 in Gross Profits above the Baseline Amount that the Surviving Corporation achieves during calendar year 2007, Parent shall make an additional payment to the Shareholder Representative of $2.78, up to a maximum of $25,000,000 in additional funds (together with the Baseline Payment, the “Performance Payment”).

3.             Definitions:

“Baseline Amount” means $36,000,000.

“Gross Profits” means net sales of Pediatric Products to third parties, less costs of goods sold, and gross fees in the case of Allegra, as determined in accordance with Parent’s internal accounting principles and GAAP.  For the avoidance of doubt, sales between Parent and its Affiliates shall be excluded from the computation of Gross Profits, but Gross Profits shall include the sale to third parties by any such Affiliates. Any royalties associated with Lindane sales will be treated as a cost of goods sold for purposes of the calculation of Gross Profit.

“Earn-out Period” means calendar year 2007.

“Pediatric Products” means the following products: Lindane, Methylin, Orapred and Rondec.

Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in the Agreement and Plan of Merger, dated as of April 23, 2007, by and among Sciele Pharma, Inc., SP Acquisition Corp., Alliant Pharmaceuticals, Inc. (the “Company”), certain shareholders of the Company, and John N. Kapoor, Ph.D. as the shareholder representative.

4.             Inventory Adjustment.  At December 31, 2007, Parent will obtain inventory reports for each of the Pediatric Products from the three major wholesalers (McKesson, Cardinal Health and Amerisource Bergen) which shall be aggregated (on a per product basis) to determine the total number of weeks worth of inventory of each Pediatric Product in the trade at the wholesale level (based upon the average demand of such wholesalers over the previous six (6) week period).  The targeted inventory of each Pediatric Product shall be nine (9) weeks of inventory for such Pediatric Product, and any amount of inventory of a Pediatric Product in excess of such amount shall be “Surplus Inventory” and any deficit of inventory of such Pediatric Product will be deemed “Deficit Inventory”.  At the same time, Parent shall determine for the preceding twelve (12) months the Gross Profit attributable to each Pediatric Product on a per commercial unit basis (based on actual net sales) (the “Per Unit Gross Profit”). The Per Unit Gross Profit for each Pediatric Product shall be multiplied by the Deficit Inventory or Surplus Inventory of such Pediatric Product, as the case may be.  In the case of Surplus Inventory as to a Pediatric Product, the amount calculated pursuant to the preceding sentence shall reduce the total Gross Profits otherwise calculated for purposes of Sections 1 and 2 above.  In the case of Deficit Inventory as to a Pediatric Product, the amount calculated pursuant to the preceding sentence shall increase the total Gross Profits otherwise calculated for purposes of Section 1 and 2 above.  In the discretion of the Shareholder Representative the inventory amounts also shall be subject to adjustment based on the monthly November and December “TRX Data” of dispensed Pediatric Products (computing a weekly average for such two months of data), provided by IMS Health, Inc. (“IMS”) or, if such data is unavailable from IMS, from NDC, Inc.

5.             Payments.  Within 90 days after the end of the Earn-out Period, Parent will deliver to the Shareholder Representative (i) a reasonably detailed calculation of Gross Profits and any Performance Payment based on such calculation, (ii) an accompanying certification from the Chief Financial Officer of Parent that such information is accurate and complete and has been prepared in accordance with the terms of this Agreement and consistent with the calculation as set forth on Exhibit 7.18(a), and (iii) a cash payment by wire transfer to an account designated by the Shareholder Representative of the amount of the Performance Payment specified in such calculation.  Parent will, and shall cause its Affiliates to, support the Surviving Corporation in the continued advertising, marketing, promotion and other sponsorship of the Pediatric Products.

6.             Adjustments.

(i)            The Shareholder Representative shall have forty-five (45) days following receipt of the calculation of Gross Profits during which to notify the Parent of any dispute with respect thereto, which notice shall set forth in reasonable detail the basis for such dispute.  The Parent and the Shareholder Representative shall cooperate in good faith to resolve any such dispute as promptly as practicable, and upon such resolution, Gross Profits shall be calculated in accordance with the agreement of the Parent and the Shareholder Representative.  In the event the Shareholder Representative does not notify the Parent of any such dispute within such forty-five (45)-day period or notifies the Parent within such period that it does not dispute any item contained therein, the calculation of Gross Profits and the Performance Payment delivered pursuant thereto shall be final and binding upon the Parties.

(j)            If the Parties cannot resolve their dispute within 30 days, then the dispute shall be submitted to an independent accounting firm for final resolution substantially in accordance with the procedures described in Section 7.4 (c) hereof.  In the event the Parent and the Shareholder Representative are unable to resolve any dispute regarding the calculation of Gross Profits delivered pursuant hereto within thirty (30) days following the Parent’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by BDO Siedman, LLP, a nationally recognized accounting firm (the “Accounting Referee”).

(k)           Within fifteen (15) Business Days of the selection of the Accounting Referee, both the Shareholder Representative and Parent shall submit a calculation of Gross Profits and the Performance Payments and any supporting documentation to the Accounting Referee.  Within twenty (20) Business Days of the timely receipt of the later of such submissions, the Accounting Referee shall choose the one of the two submissions that most accurately reflects what the actual calculation of Gross Profits and the Performance Payments should be and that submission shall establish the Performance Payment.  If only one of the parties makes a timely submission, then that submission shall establish the Performance Payment.  The Accounting Referee’s determination of the calculation of Gross Profits shall be final and binding on the Parties.  The fees, costs and expenses of the Accounting Referee shall be shared equally by the Shareholder Representative and the Parent.

Disclosure Schedules to Agreement and Plan of Merger Intentionally Omitted.